UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Garrett Motion Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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0218

Garrett

ADVANCING MOTION

2019 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Dear Garrett Stockholder:

2018 was a landmark year for Garrett Motion. We became a listed member of the New York Stock Exchange following our successful spinoff from Honeywell on October 1, 2018. We debuted as an independent company with a strong Board of Directors effectively onboarded to contribute immediately upon listing. The Board is committed to sound governance and effective oversight consistent with our goal to create enduring value for stockholders.

Diverse and Independent Board

Our Board is comprised of seven well-qualified members with high integrity that collectively bring a wide range of skillsets, experiences, and perspectives necessary to be strong stewards. Six of our seven directors are independent and three are women. Importantly, our Board members as a group have demonstrated expertise in industrial operations, global markets, public company governance, and other areas critical to Garrett’s long-term success. For more information on our Board composition, please refer to the enclosed proxy statement.

Active Oversight

An essential role of the Board is to provide effective oversight related to Garrett’s corporate strategy and execution. In accomplishing this core fiduciary responsibility, the Board is highly engaged and meets on both a regular and ad-hoc basis to discuss important issues affecting the company’s ability to deliver sustainable operating and financial performance.

The Board’s Audit Committee, Compensation Committee, and Nominating and Governance Committee form the foundation of our corporate governance structure and are focused on transparency and accountability. Each committee has adopted a written charter, with clearly delineated roles and responsibilities, to help assure Garrett’s vitality on behalf of its customers, employees, stockholders, and other key stakeholders.

Corporate Citizenship

Our commitment to address environmental and social issues is an integral component of Garrett’s leading brand. We adhere to the highest safety and ethical standards while striving to safeguard the environment. The company’s innovative technical solutions, which have been a hallmark of Garrett for more than 60 years, enable significant improvements in engine fuel economy and exhaust emissions. We also have worked diligently to build a positive corporate culture that prides itself on diversity and inclusion, and supports local communities through various educational initiatives.

This is truly an exciting period for our company and we are delighted to have you, our new stockholders, join us on our latest journey in Garrett’s longstanding history. We value your support and look forward to your attendance at our inaugural annual meeting of stockholders on June 4th.

Sincerely,

Carlos Cardoso Chairman of the Board

Dear Garrett Stockholder:

I am pleased to invite you to Garrett Motion’s Annual Meeting of Stockholders, which will be held on Tuesday, June 4, 2019 at 8:00 a.m. Central European Summer Time (2:00 a.m. Eastern time) at The Four Seasons Hotel, Veleslavĺnova 1098/2a, 110 00 Praha 1 - Staré Město-Staré Město, Prague, Czech Republic. This will be our first annual meeting of stockholders since we became an independent public company on October 1, 2018, and we look forward to greeting those stockholders that are able to attend.

In our 2018 letter to stockholders, which is included in the Annual Report, we discuss our performance for the year, strategy for long-term growth, and outlook. At the annual meeting, we plan to provide a brief year-end summary in addition to conducting the official business of the annual meeting.

We are pleased to make our Annual Report and proxy materials available to stockholders over the Internet under the U.S. Securities and Exchange Commission’s Notice and Access rules. We believe this electronic delivery option provides our stockholders with information in a more timely, cost-efficient, and environmentally conscious manner versus providing materials in paper form.

It is very important that your shares be represented and voted at the annual meeting regardless of whether you plan to attend in person. The accompanying proxy statement contains information about the matters on which you are asked to vote as well as specific instructions for voting over the telephone or via the Internet, or submitting your proxy. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. You are encouraged to read the materials carefully and vote in accordance with the Board of Directors’ recommendations.

Thank you for your investment in Garrett Motion. We appreciate your support.

Sincerely,

Olivier Rabiller President & Chief Executive Officer

GARRETT MOTION INC.

La Pièce 16

Rolle, Switzerland 1180

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2019

2019 Annual Meeting Information

Time 8:00 a.m. Central European Summer Time (2:00 a.m. Eastern time)	Date June 4, 2019	Place The Four Seasons Hotel Veleslavínova 1098/2a, 110 00 Praha 1 – Star Město-Staré Město, Prague, Czech Republic

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Garrett Motion Inc., or the Annual Meeting, will be held on Tuesday, June 4, 2019, at 8:00 a.m. Central European Summer Time (2:00 a.m. Eastern time), at The Four Seasons Hotel, Veleslavínova 1098/2a, 110 00 Praha 1 – Staré Město-Staré Město, Prague, Czech Republic. At the Annual Meeting, stockholders will consider and vote on the following matters:

MATTER
1	The election of Olivier Rabiller and Maura J. Clark to our board of directors to serve as Class I directors, each for a three-year term ending at the 2022 Annual Meeting of Stockholders
2	The ratification of the appointment of Deloitte SA as our independent registered public accounting firm for the fiscal year ending December 31, 2019
3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers
4	The approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of our named executive officers

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Stockholders of record at the close of business on Thursday, April 11, 2019, are entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation or adjournment thereof. Your vote is important regardless of the number of shares you own.

To ensure that a quorum is present at the Annual Meeting, please vote your shares over the Internet or by telephone, or, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed envelope, whether or not you expect to attend the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors,

Jerome Maironi Secretary

April 24, 2019

PROXY STATEMENT SUMMARY

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2018 annual report to stockholders carefully before voting.

Garrett Motion Inc. (the “Company”, “Garrett”, “we” or “us”) became an independent publicly-traded company through a pro rata distribution by Honeywell International Inc. (“Honeywell”) of 100% of the then-outstanding shares of Garrett to Honeywell’s stockholders (the “Spin-Off”). Each Honeywell stockholder of record received one share of Garrett common stock for every 10 shares of Honeywell common stock held on the record date. Approximately 74 million shares of Garrett common stock were distributed on October 1, 2018 to Honeywell stockholders. In connection with the Spin-Off, Garrett´s common stock began trading “regular-way” under the ticker symbol “GTX” on the New York Stock Exchange on October 1, 2018.

Proposal 1	Board Recommendation and Page No.
Election of two Class I Directors for a three year term ending at the 2022 Annual Meeting of Stockholders	The Board recommends a vote “FOR” each of the Board’s nominees. See “Proposal One—Election of Directors” beginning on page 5 of this proxy statement.

Directors

Name	Primary Occupation	Age*	Independent	Committee Membership

				A	C	G

Carlos M. Cardoso (Chairperson)	Principal, CMPC Advisors LLC	61	●	● +	●	●

Maura J. Clark	Corporate Director	60	●		●	CHAIR

Courtney M. Enghauser	Principal, CME Investments LLC	47	●	● +		●

Susan L. Main	Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated	60	●	● +		●

Olivier Rabiller	President and Chief Executive Officer, Garrett	48

Carsten J. Reinhardt	Independent Advisor	51	●		CHAIR

Scott A. Tozier	Chief Financial Officer and Executive Vice President, Albemarle Corporation	53	●	+ CHAIR	●

* Ages are as of April 24, 2019	CHAIR = Committee Chair + = Financial Expert	A = Audit Committee C = Compensation Committee G = Nominating and Governance Committee

i

Director Highlights

One of the primary functions of our Board is to oversee management’s performance on behalf of the stockholders, to ensure the long-term interests of our stockholders are being served. It is therefore essential that the Board be comprised of directors who are qualified to effectively support our growth and commercial strategy. We believe that our directors bring a well-rounded variety of experience, industry backgrounds and diversity to the Board, and represent an effective mix of skills and perspectives to meet the challenges of our commercial and strategic goals.

Diversity and Age

Independence and Expertise

6 of 7 Directors are independent

4 of 4 Audit Committee members are financial experts

Balanced Mix of Skills, Qualifications and Experience

Board and Committee Meeting Attendance Rate

All of our directors have attended 100% of Board meetings and the meetings of the committees on which they serve, since the Spin-Off

Corporate Governance Highlights

Garrett is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders.

Independent Oversight

  6 of 7 directors are independent

  Independent Chairperson of the Board

  Regular executive sessions of non-employee directors at Board meetings (chaired by independent Chairperson) and committee meetings (chaired by independent committee chairs)

  100% independent Board committees

  Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

  Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

  Annual assessment of director skills and commitment to director refreshment to ensure Board meets the Company’s evolving oversight needs

  Over 40% of directors are women

  Highly engaged Board with directors having attended 100% of total number of meetings of the Board and committees on which they serve

  Annual Board and committee self-evaluations

  Directors serve only until age 75, unless otherwise determined by the Board

  Ongoing director education

Stockholder Rights

  Proxy access

  Majority voting for directors in uncontested elections

  Resignation policy for directors who do not receive a majority of the votes cast

  One class of common stock with each share entitled to one vote

  No poison pill

  No supermajority voting provisions

  No fee-shifting provisions

Good Governance Practices

  All directors to be elected annually for one-year terms beginning with 2022 Annual Meeting

  Development and regular review of succession plans for Chief Executive Officer and members of senior management

  Global Code of Business Conduct applicable to directors and all employees

  Ethics training annually for all employees

  Securities Trading Policy prohibits hedging by directors and executive officers, and prohibits short sales, pledging and buying or selling puts, calls, options or other derivative securities of the Company by directors, officers and employees

  Stock ownership guidelines for directors and executive officers

  Responsible corporate citizenship and environmental initiatives

Proposal 2	Board Recommendation and Page No.

Ratification of the appointment of Deloitte SA as our independent registered public accounting firm for the fiscal year ending December 31, 2019

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte SA as Garrett’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

See “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 60 of this proxy statement.

Proposal 3	Board Recommendation and Page No.

Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (“Say-on-Pay Vote”)

The Board recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

See “Proposal Three—Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers (“Say-on-Pay Vote”)” beginning on page 63 of this proxy statement and “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

Executive Compensation Highlights

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. We believe compensation should be structured to reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value. In that regard, we selected performance metrics and an award mix that we believed fit our starting plan. Going forward, we remain committed to maintaining disciplined compensation governance processes by periodically reassessing our incentive structures and making necessary changes in light of evolving market practices and changes in our own business goals and strategy. The broader objectives of our 2018 compensation program included:

•	Pay-for-performance by tying variable compensation to achievement of Company and individual goals;

•

Selecting performance metrics that reflect the commitments the Company made to its financial stakeholders, which include driving profitable top-line growth and using cash flows to deleverage the Company;

•	Aligning executives’ interests with stockholders’ by having a significant portion of our executive officers’ total compensation delivered in the form of stock-based incentives; and

•	Adhering to good governance principles in setting compensation programs and policies.

2019 Executive Compensation Program

In designing our executive compensation program for 2019, our first full year as an independent company, the Compensation Committee built on the guiding principles of our 2018 compensation program, including a pay-for-performance philosophy, strong governance practices and aligning interests with those of our stockholders. In particular, the Compensation Committee focused on designing an incentive-based compensation program that aims to align our executive officers’ compensation opportunities with achievement of the Company’s short- and long-term business goals. For further information regarding our executive compensation program structure for 2019, please see “Compensation Discussion and Analysis—Company Compensation Programs for Fiscal 2019.”

The following are certain key highlights of our 2019 executive compensation program:

Commitment to Pay-for-Performance Incentive Program

  75% of our Short-Term Incentive Compensation Plan (“ICP”) for 2019 is based on pre-established objective Company performance criteria, with the remaining 25% determined at the Compensation Committee’s discretion based on individual performance.

  In addition, 50% of the equity awards granted to named executive officers in 2019 consist of performance-based stock units.

  Company performance criteria for the 2019 ICP and performance stock unit awards include organic revenue growth, adjusted EBITDA and levered free cash flow goals, reflecting our strategy of driving profitable top-line growth and using our strong cash flow to deleverage the Company.

  Performance goals were set at challenging levels that will require the Company to achieve significant growth and performance.

  Performance targets span a three-year performance period to support long-term value creation.

Strong Compensation Governance

  Multi-year vesting of equity awards granted to our executive officers.

  Stock ownership guidelines for executives and directors, with 5x base salary for the Chief Executive Officer.

  Double-trigger change-in-control provisions and no excise tax gross-ups.

  Anti-hedging and anti-pledging policy that prohibits executives and directors from pledging or hedging our securities.

Proposal 4	Board Recommendation and Page No.

Approval, on an advisory (non-binding) basis, of the frequency of future Say-on-Pay Votes

The Board recommends that stockholders vote “ONE YEAR” as the frequency of future Say-on-Pay Votes.

See “Proposal Four—Approval, on an Advisory (Non-Binding) Basis of the Frequency of Future Say-on Pay-Votes” beginning on page 64 of this proxy statement.

v

GARRETT MOTION INC.

La Pièce 16

Rolle, Switzerland 1180

PROXY STATEMENT

For the 2019 Annual Meeting of Stockholders

To Be Held on Tuesday, June 4, 2019

GENERAL INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Garrett Motion Inc. (the “Company”, “Garrett”, “we” or “us”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 4, 2019, at 8:00 a.m. Central European Summer Time (2:00 a.m. Eastern time), at The Four Seasons Hotel, Veleslavínova 1098/2a, 110 00 Praha 1 – Staré Město-Staré Město, Prague, Czech Republic, and at any postponement, continuation or adjournment thereof.

This proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) will be released on or about April 24, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders To Be Held on June 4, 2019:

This proxy statement and our 2018 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.

Directions to the Annual Meeting are available on the Company’s website at www.investors.garrettmotion.com/events-and-presentations.

Garrett became an independent publicly-traded company through a pro rata distribution by Honeywell International Inc. (“Honeywell”) of 100% of the then-outstanding shares of Garrett to Honeywell’s stockholders (the “Spin-Off”). Each Honeywell stockholder of record received one share of Garrett common stock for every 10 shares of Honeywell common stock held on the record date. Approximately 74 million shares of Garrett common stock were distributed on October 1, 2018 to Honeywell stockholders. In connection with the Spin-Off, Garrett´s common stock began trading “regular-way” under the ticker symbol “GTX” on the New York Stock Exchange (the “NYSE”) on October 1, 2018.

Garrett’s Voting Securities

Holders of record of our common stock at the close of business on Thursday, April 11, 2019 (the “Record Date”), or holders of a valid proxy, will be entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation or adjournment of the Annual Meeting. On that date, 74,634,286 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. Each share of common stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.

Notice of Internet Availability of Proxy Materials. As permitted by the Securities and Exchange Commission (the “SEC”) rules, Garrett is making this proxy statement and its 2018 Annual Report available to its stockholders electronically via the Internet. On or about April 24, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2018 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2018 Annual

Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in those materials.

Voting Your Shares

If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy over the Internet, by telephone, or by mail or you may vote in person at the Annual Meeting.

By Internet	By Telephone	By Mail	By Person
If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com by following the instructions on the Internet Notice or proxy card.	You may vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card.	If you received a proxy card by mail, you may vote by completing, dating and signing the proxy card.	If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time, on June 2, 2019 (5:59 a.m. Central European Summer Time on June 3, 2019).

If the shares you own are held in your bank or brokerage firm account in a fiduciary capacity (typically referred to as being held in “street name”), you can vote by following the directions provided to you by your bank or brokerage firm. If the shares you own are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions on how to obtain a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and present it with your ballot in order for your vote to be counted.

Attending the Annual Meeting

You may attend the Annual Meeting only if you are a Garrett stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. In order to be admitted into the Annual Meeting, you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our common stock on the Record Date, such as the Internet Notice you received from your bank or broker, a bank or brokerage statement, or a letter from your bank or broker showing that you owned shares of our common stock at the close of business on the Record Date.

Recommendations of the Board

At the Annual Meeting, our stockholders will be asked to vote on the proposals set forth below. The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or over the Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations as follows:

“FOR” the election of Olivier Rabiller and Maura J. Clark as Class I directors;

“FOR” the ratification of the appointment of Deloitte SA as our independent registered public accounting firm;

“FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;

“ONE YEAR” on the approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of our named executive officers; and

In the discretion of the persons appointed as proxies on any other items that may properly come before the Annual Meeting.

Broker Non-Votes

If the shares you own are held in street name through a bank or brokerage firm, the bank or brokerage firm is required to vote your shares in accordance with your instructions. You should direct your broker how to vote the shares held in your account. Under applicable stock exchange rules, if you do not instruct your broker on how to vote your shares, your broker will be able to vote your shares with respect to certain “routine” matters, but will not be allowed to vote your shares with respect to certain “non-routine” matters. The ratification of the appointment of Deloitte SA as our independent registered public accounting firm is a routine matter. Each other proposal to be voted on at the Annual Meeting is a non-routine matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares.

Revoking Your Proxy or Changing Your Vote

Voting over the Internet or by telephone or execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. A proxy may be revoked before it is used to cast a vote. If the shares you own are held in your name, you can revoke a proxy by doing one of the following:

•	filing with our Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote; or

•	attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Garrett Motion Inc., La Pièce 16, Rolle, Switzerland 1180, Attention: Jerome Maironi, Secretary.

If the shares you own are held in street name, you will need to follow the directions provided to you by your bank or brokerage firm to change your vote.

Quorum and Votes Required

The presence in person or representation by proxy of a majority in voting power of the shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to establish a quorum. Abstentions and broker non-votes are included in the shares present or represented at the Annual Meeting for purposes of determining whether a quorum is present. If a quorum is not present, the chair of the Annual Meeting may adjourn the meeting until a quorum is obtained.

The table below sets forth the vote required for the approval of each proposal before the Annual Meeting, and the effect of abstentions and broker non-votes.

Proposal	Votes Required	Effect of Abstentions and Broker Non-Votes

Proposal 1: Election of Directors	Majority of votes cast (votes cast “FOR” each nominee must exceed votes cast “AGAINST”).	No effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Approval of a majority in voting power of the shares of common stock present in person or represented by proxy and entitled to vote.	Abstentions will be treated as votes against; no broker non-votes expected.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers (“Say-on-Pay Vote”)	Approval of a majority in voting power of the shares of common stock present in person or represented by proxy and entitled to vote.	Abstentions will be treated as votes against; broker non-votes will have no effect.

Proposal 4: Approval, on an Advisory (Non-Binding) Basis, of the Frequency of Future Say-on-Pay Votes	The frequency that receives the approval of a majority in voting power of the shares of common stock of the Company present in person or represented by proxy and entitled to vote will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.	Abstentions will be treated as votes against; broker non-votes will have no effect.

The votes will be counted, tabulated and certified by a representative of Broadridge Financial Solutions, the Company’s inspector of election for the Annual Meeting. We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board has nominated Maura J. Clark and Olivier Rabiller as Class I director nominees for election at the Annual Meeting.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of Maura J. Clark and Olivier Rabiller as Class I directors.

Our Board is currently comprised of seven directors. As described in our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) (which was adopted prior to the effective date of our Spin-Off from Honeywell and prior to the election of all of our current directors) our Board is currently divided into three classes. The term of our Class I directors currently in office expires at this Annual Meeting, the term of our Class II directors expires at the annual meeting of stockholders in 2020, and the term of our Class III directors expires at the annual meeting of stockholders in 2021. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2022, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. The following table describes the schedule for the election of our directors over the next four annual meetings and the terms our directors will serve if elected.

Meeting	Class of Directors Standing for Election	Term

2019 Annual Meeting	Class I	Three-year term expiring at 2022 Annual Meeting

2020 Annual Meeting	Class II	Two-year term expiring at 2022 Annual Meeting

2021 Annual Meeting	Class III	One-year term expiring at 2022 Annual Meeting
2022 Annual Meeting	All directors	One-year term expiring at 2023 Annual Meeting

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Maura J. Clark and Olivier Rabiller as Class I directors. Maura J. Clark and Olivier Rabiller currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if either director nominee should be unable to serve, or for good cause will not serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that either of the nominees will be unable to serve if elected.

Director Resignation Policy

In accordance with our Amended and Restated By-laws (the “Bylaws”), upon appointment, election or re-nomination to the Board, directors must agree to submit an irrevocable resignation effective upon the director’s failure to receive a majority of the votes cast in an uncontested election and the acceptance of such resignation by the Board. If a director fails to receive a majority of votes cast, the Board will have 90 days from the date the election results are certified to make a decision whether to accept or reject the resignation. Once the Board makes its decision, the Company will promptly make a public announcement of the Board’s decision. If the Board rejects the resignation, the public announcement will include a statement regarding the reasons for its decision. The Chair of the nominating and governance committee (the “Nominating and Governance Committee”) of the Board or, in the event the Chair of the Nominating and Governance Committee did not receive a majority of the votes cast, the independent directors who did receive a majority of the votes cast, has the authority to manage the Board’s review of the resignation. Any director whose resignation is being considered will not participate in any deliberations or vote on whether to accept or reject his or her own resignation.

Our Board of Directors

The chart below summarizes the notable skills, qualifications and experience of each of our directors and highlights the balanced mix of skills, qualifications and experience of the Board as a whole. These align with the needs of Garrett’s long-term commercial and strategic goals. This high-level summary is not intended to be an exhaustive list of each director’s skills or contributions to the Board.

Skills/Qualifications/Experience	Carlos M. Cardoso	Maura J. Clark	Courtney M. Enghauser	Susan L. Main	Olivier Rabiller	Carsten J. Reinhardt	Scott A. Tozier
US Public Company Experience	●	●	●	●	●		●
Financial Expertise		●	●	●			●
Industry/Operational/ Manufacturing	●	●			●	●	●
Technology			●		●	●
Global Business	●		●	●	●	●	●

Diversity		●	●	●

The biographies of each of our current directors, including our Class I director nominees, are included below. Each of the biographies also highlights specific experience, qualifications, attributes and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board exemplifies the highest standards of personal and professional integrity and the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight.

Director Biographies

Class I director nominees to be elected at the 2019 Annual Meeting (subsequent terms to expire in 2022)

Director Since: 2018 Age: 60 Committee Memberships: • Nominating and Governance Committee (CHAIR) • Compensation Committee

MAURA J. CLARK

Ms. Clark has served as a member of our Board since the Spin-Off. From 2005 to 2014, Ms. Clark served as President of Direct Energy Business, LLC, a leading North American retail energy business serving commercial and industrial companies, and Senior Vice President North American Strategy and Mergers and Acquisitions of Direct Energy. Her prior experience includes serving as a Managing Director of Investment Banking Services at Goldman Sachs & Co. and as Executive Vice President of Corporate Development and Chief Financial Officer of Clark USA, an independent oil refining and marketing company. She also served as Vice President of Finance of North American Life Assurance Company, a financial services company. Ms. Clark is a member of the boards of directors of Nutrien Ltd (formerly Potash Corp. of Saskatchewan and Agrium Inc., which merged to form Nutrien Ltd), Fortis Inc. and Sanctuary for Families, a New York-based not-for-profit organization. She previously served on the boards of Elizabeth Arden, Inc. and Primary Care Development Corp. She graduated from Queens University with a Bachelor of Arts in Economics. She is a Charted Professional Accountant.

Skills and Qualifications: We believe Ms. Clark is qualified to serve as a member of our Board due to her extensive experience managing the operations of an international commercial and industrial business as well as her significant experience serving on other public company boards. In addition, Ms. Clark contributes to the gender diversity of our Board. The Nominating and Governance Committee considered these factors in recommending Ms. Clark’s nomination.

Director Since: 2018 Age: 48 Committee Memberships: • None

OLIVIER RABILLER

Mr. Rabiller has served as our President and Chief Executive Officer as well as a member of our Board since the Spin-Off. Prior to the Spin-Off, Mr. Rabiller served as President and Chief Executive Officer of the Transportation Systems division at Honeywell since July 2016. From July 2014 to July 2016, he served as Vice President and General Manager of Transportation Systems for High Growth Regions, Business Development, and Aftermarket. From January 2012 to July 2014, he served as Vice President and General Manager of Transportation Systems Aftermarket. Earlier positions within Honeywell included roles as the Vice President, Chief Procurement Officer of Transportation Systems for three years, and prior to that Mr. Rabiller served in various roles at Honeywell Turbo Technology, including Vice President of Customer Management for Passenger Vehicles; Vice President of European and Indian Sales, Marketing and Customer Management; and Director of Marketing and Business Development for the European region. He joined Honeywell in 2002 as Senior Program Manager and Business Development Manager for Turbo Technologies EMEA. Mr. Rabiller is a director of the Swiss-American Chamber of Commerce, a non-profit organization that facilitates business relations between Switzerland and the United States. From 2016 to 2018, Mr. Rabiller was a director at Honeywell and from 2012 to 2016, he was a director of Friction Material Pacifica, Australia. He holds a Master’s degree in engineering from École Centrale Nantes and an MBA from INSEAD.

Skills and Qualifications: We believe Mr. Rabiller is qualified to serve as a member of our Board because of his extensive experience at the Transportation Systems division at Honeywell, his background within the automotive industry and his strong leadership abilities.

Class II directors (terms to expire in 2020)

Director Since: 2018 Age: 47 Committee Memberships: • Audit Committee • Nominating and Governance Committee

COURTNEY M. ENGHAUSER

Ms. Enghauser has served as a member of the Board since the Spin-Off. Ms. Enghauser is a principal at CME Investments LLC and currently advises private equity firms on acquisitions and transactions in the automotive industry. Ms. Enghauser was previously the Chief Financial Officer of Sensus, now a part of Xylem, a leading global water technology company, from April 2013 to June 2017. Prior to that, Ms. Enghauser was the Chief Financial Officer of Kinetek, Inc., where she was responsible for the financial management and reporting of a global portfolio company consisting of eleven operating subsidiaries and sixteen holding companies in the electric motors and controls industries located throughout the world. Ms. Enghauser also served as Director of Finance, Mergers and Acquisitions of Kinetek, Inc. and Chief Financial Officer of Finishing Services & Technologies, Inc. after starting her career as an auditor at PricewaterhouseCoopers. Ms. Enghauser graduated with a Bachelor of Science in Accounting from Indiana University and is a Certified Public Accountant.

Skills and Qualifications: We believe Ms. Enghauser is qualified to serve on our Board due to her significant experience in the technology sector and her expertise in global financial strategy.

Director Since: 2018 Age: 51 Committee Memberships: • Compensation Committee (CHAIR)

CARSTEN J. REINHARDT

Mr. Reinhardt has served as a member of our Board since the Spin-Off. Mr. Reinhardt has served as an independent senior advisor since October 2016. From October 2016 to February 2019, Mr. Reinhardt served as Senior Advisor for RLE International, a development and service provider to the international engineering industries. From July 2012 to October 2016, Mr. Reinhardt was President and CEO of Voith Turbo GmbH & Co. KG, a supplier of advanced powertrain technologies to the rail, commercial vehicle, marine, power generation, oil & gas and mining industries. Prior to that, Mr. Reinhardt served as COO of Meritor Inc., a manufacturer of automobile components, from 2008 through 2011 and as President of Meritor’s Commercial Vehicle Division from 2006 until 2008. Before joining Meritor, Mr. Reinhardt served as President and CEO of Detroit Diesel Corporation, a diesel engine manufacturer, from 2003 through 2006, following 10 years in a variety of management positions at Daimler Trucks North America, a manufacturer of commercial vehicles. Mr. Reinhardt started his career as Management Trainee at Daimler AG, a multinational automotive corporation, in Stuttgart, Germany. Mr. Reinhardt currently sits on the Board of SAF-Holland S.A., where he serves as a member of the audit committee. He also sits on the Boards of several private companies, including GRUNDFOS Holding A/S, Rosti Group AB, Rosti Automotive AB, Tegimus Holding, GmbH, and Beinbauer GmbH. Mr. Reinhardt holds a Bachelor’s degree in Mechanical Engineering from Esslingen Technical University in Germany and a Master of Science degree in automobile engineering from the University of Hertfordshire, UK.

Skills and Qualifications: We believe Mr. Reinhardt is qualified to serve on our Board due to his extensive experience and operational expertise in the automotive industry across global markets.

Class III directors (terms to expire in 2021)

Chairperson of the Board Director Since: 2018 Age: 61 Committee Memberships: • Audit Committee • Compensation Committee • Nominating and Governance Committee

CARLOS M. CARDOSO

Mr. Cardoso has served as a member of our Board since September 2018. Mr. Cardoso has served as the Principal of CMPC Advisors LLC, an investment advisory firm, since January 2015. Mr. Cardoso previously served as a Senior Advisor of Irving Place Capital focusing on investments in industrial manufacturing and distribution companies from July 2015 to August 2018. From 2007 to 2015, Mr. Cardoso was President and Chief Executive Officer of Kennametal, a global leader in metal working solutions and engineered components serving a diverse set of industrial and infrastructure markets, where he also served as Chairman from 2006 to 2014. Before serving as CEO, Mr. Cardoso served as Kennametal’s Vice President and Chief Operating Officer. Prior to Kennametal, he held executive roles at Flowserve and Honeywell (AlliedSignal). Mr. Cardoso currently serves on the boards of public companies Stanley Black & Decker, Inc. and Hubbell Incorporated. He previously served on the board of the Ohio Transmission Corporation. He has been named one of America’s “Best Chief Executive Officers” by Institutional Investor Magazine. Mr. Cardoso earned a Bachelor of Science degree in business administration from Fairfield University and a Master’s degree in management from the Rensselaer Polytechnic Institute.

Skills and Qualifications: We believe Mr. Cardoso is qualified to serve as a member and Chairperson of our Board because of his background as a director for public companies and his expertise in companies with extensive manufacturing and distribution operations.

Director Since: 2018 Age: 60 Committee Memberships: • Audit Committee • Nominating and Governance Committee

SUSAN L. MAIN

Ms. Main has served as a member of our Board since the Spin-Off. Ms. Main has served as the Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated, a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems since November 2012. Prior to her current role, Ms. Main was the Vice President and Controller since March 2004. From 1999 to 2004, Ms. Main served as Vice President and Controller for WaterPik Technologies, Inc. Ms. Main also held numerous financial roles at the former Allegheny Teledyne Incorporated in its government, industrial and commercial segments. Earlier in her career, Ms. Main held financial and auditing roles at the former Hughes Aircraft Company. Ms. Main is a member of the board of directors of Ashland Global Holdings, Inc., where she serves as the Chairperson of the audit committee and as a member of the governance and nominating committee. Ms. Main is a member of the National Association of Corporate Directors and Women Corporate Directors. Ms. Main graduated from California State University, Fullerton with a Bachelor of Arts in business administration.

Skills and Qualifications: We believe Ms. Main is qualified to serve on our Board based on her extensive leadership experience in financial management, including in a leading global technology company.

Director Since: 2018 Age: 53 Committee Memberships: • Audit Committee (CHAIR) • Compensation Committee

SCOTT A. TOZIER

Mr. Tozier has served as a member of our Board since the Spin-Off. Mr. Tozier has been the Chief Financial Officer and Executive Vice President of Albemarle Corporation, a specialty chemicals company, since January 2011. Prior to joining Albemarle, he served as Vice President of Finance, Transformation and Operations of Honeywell, where he was responsible for Honeywell’s global financial shared services and best practices management. His 16-year career with Honeywell spanned senior financial positions in the United States, Asia Pacific and Europe. Mr. Tozier currently serves as a director on the boards of directors for FCCSA and Volta Energy Technologies. He is also a trustee for Blumenthal Performing Arts and on the Board of Advisors for Junior Achievement of the Carolinas. He holds a Bachelor of Business Administration in Accounting from the University of Wisconsin-Madison and an MBA from the University of Michigan, where he graduated with honors. He is a Certified Public Accountant.

Skills and Qualifications: We believe Mr. Tozier is qualified to serve on our Board due to his experience as a former executive within Honeywell, a global public company, as well as his financial management skills given his background as a CFO and a Certified Public Accountant.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

CORPORATE GOVERNANCE

Board Refreshment

The Board will regularly assess its composition to identify the qualifications and skills that directors and candidates should possess. To promote thoughtful Board refreshment, we have:

•

adopted a retirement age policy under which non-employee directors will serve only until the annual meeting of stockholders immediately following their 75th birthday, unless otherwise approved by the Board;

•	developed a comprehensive Board succession planning process; and

•	implemented an annual Board and Committee self-assessment process.

We believe that, over time, the Board will benefit from a mix of new directors, who will bring fresh ideas and viewpoints, and longer-serving directors who will have developed deep insight into the Company’s business and operations. As Garrett matures as an independent company, the Board will seek to maintain a balance of directors who have longer terms of service and directors who have joined more recently.

Comprehensive, Ongoing Process for Board Succession Planning and Selection and Nomination of Directors

Our current directors were selected prior to the Spin-Off through a process involving both Honeywell and us. Following the Spin-Off, as provided in our corporate governance guidelines (the “Corporate Governance Guidelines”), the Board, together with the Nominating and Governance Committee, is responsible for annually evaluating the requisite skills and characteristics of Board members, as well as its composition as a whole to ensure the overall Board composition, as well as the perspective and skills of its individual members, will effectively support Garrett’s growth and commercial strategy, as well as effectively oversee risk management, capital allocation and management succession. The Board’s assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of members (and any candidates for membership) to devote sufficient time to performing their duties in an effective manner.

Each year, the Nominating and Governance Committee assesses the directors to be nominated for election by stockholders at the annual meeting. To ensure that the Board evolves in a manner that serves the business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the Nominating and Governance Committee will evaluate whether incumbent directors possess the requisite skills and perspective, both individually and collectively. At a minimum, directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. The Board also considers the other demands on the time of a candidate, and with respect to current members of the Board, their attendance at, preparedness for and participation in, Board and committee meetings.

The Nominating and Governance Committee has responsibility for periodically identifying and recruiting new members to the Board based on needs and skills indentified through discussions with the Chairperson of the Board, the Chief Executive Officer, the Lead Director (if any) and other Board members. When these needs arise, we anticipate that potential candidates meeting these criteria will be identified either by professional recruiting agencies, reputation or existing Board members. Candidates will be interviewed by the Chairperson, Chief Executive Officer, Lead Director (if any) and other members of the Board, as appropriate, to ensure that candidates not only possess the requisite skills and characteristics but also the personality, leadership traits, work ethic and independence to effectively contribute as a member of the Board.

Maura J. Clark, a non-employee Class I director nominee for election at the Annual Meeting, was recommended by Honeywell prior to the Spin-Off.

Consideration of Board Diversity

The Board and the Nominating and Governance Committee are committed to ensuring the Board functions effectively and with appropriate diversity and expertise. More than 40% of our directors are women.

The Board recognizes the value of a diverse Board and thus has included diversity as a factor that will be taken into consideration by the Nominating and Governance Committee and the Board when identifying director candidates and recommending or selecting nominees for election by stockholders. As of the date of this proxy statement, the Board does not have a formal policy with respect to diversity.

Stockholder Recommendations and Nominations of Director Candidates

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Governance Committee, c/o Secretary, Garrett Motion Inc., La Pièce 16, Rolle, Switzerland 1180. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our Bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures set forth in our Bylaws that are described below under the heading “Additional Information—Stockholder Proposals.”

Director Orientation and Continuing Education

The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new directors, upon joining the Board, with an orientation session regarding the Board and the Company’s operations. The orientation consists of presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices. We also periodically provide materials, updates and presentations, including in regular Board and committee meetings, or provided by qualified third-parties, to all directors on issues and subjects that assist them in fulfilling their responsibilities. In addition, the Company pays for all expenses for any director who wishes to attend seminars, conferences and other continuing education programs designed for directors of public companies.

Corporate Governance Documents

We believe that good corporate governance is important to ensure that Garrett is managed for the long-term benefit of our stockholders. Our Nominating and Governance Committee will periodically review and reassess our Corporate Governance Guidelines, other governance documents and overall governance structure. Complete copies of our Corporate Governance Guidelines and committee charters are available on the “Investors—Leadership & Governance” section of our website at www.garrettmotion.com. Alternatively, you may request a copy of any of these documents by writing to Garrett Motion Inc., Attention: Jerome Maironi, Secretary, La Pièce 16, Rolle, Switzerland 1180.

Code of Conduct

The Board has adopted a written code of ethics (the “Code of Conduct”), which applies to all of our employees, officers and directors. Our Code of Conduct is available in the “Investors—Leadership & Governance” section of our website at www.garrettmotion.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.

Board Leadership Structure

We do not have any fixed rule as to whether our Chairperson and Chief Executive Officer positions should be separate, or whether our Chairperson should be an employee or elected from among non-employee directors. We believe that it is in the best interests of the Company to have the flexibility to evaluate its leadership structure over time as part of Garrett’s ongoing succession planning process. In the event that, in the future, the Chairperson of the Board is not an independent director, our Corporate Governance Guidelines provide that an independent “Lead Director” will be elected from among the independent directors.

The Board has determined that the best leadership structure for Garrett at this time is to separate the positions of Chairperson and Chief Executive Officer, with an independent Chairperson leading the Board. We believe this structure enhances the Board’s ability to exercise independent oversight of management as Garrett begins its life as an independent public company. During this crucial and transformative period, the duties of Chairperson of the Board and Chief Executive Officer are particularly demanding.

Director Independence

Our Board has determined that all of our non-employee directors, who are listed below, meet the applicable criteria for independence established by the NYSE. Olivier Rabiller is not an independent director under the NYSE rules due to his employment as our Chief Executive Officer and President.

Independent Directors

Carlos M. Cardoso Maura J. Clarke	Courtney M. Enghauser Susan L. Main	Carsten J. Reinhardt Scott A. Tozier

In arriving at the foregoing independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management. The Board considered that Carsten J. Reinhardt is a director and minority shareholder of Tegimus Holding GmbH (“Tegimus”), a supplier to Garrett. In 2018, the Company’s payments to Tegimus did not exceed 2% of Tegimus’ gross revenues. The Board determined that this relationship does not impair Mr. Reinhardt’s independence.

Board Meetings and Attendance

Board members are expected to prepare for, attend and participate in all meetings of the Board and committees on which they serve. Our Board met two times during the fiscal year ended December 31, 2018. During 2018, each director attended 100% of the aggregate of the total number of Board meetings and committee meetings on which he or she then served.

Executive Sessions of Non-Employee Directors

As provided in the Corporate Governance Guidelines, the Board holds executive sessions of its non-employee directors on at least a quarterly basis, including at least one executive session of independent directors annually. Over the course of each year, the topics of discussion in executive sessions of non-employee directors will include management performance and succession plans, Board compliance with the Company’s corporate governance policies and the needs of the Board. Carlos M. Cardoso, the independent Chairperson of the Board, currently presides over executive sessions. Our Corporate Governance Guidelines provide that, if we have a Lead Director, the Lead Director will preside over executive sessions.

Board Committees

Our Board has established three standing committees—the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”), and the Nominating and Governance Committee (collectively, the “Committees”)—each of which operates under a charter that has been approved by our Board. Current copies of the Audit Committee, Compensation Committee, and Nominating and Governance Committee charters are posted on the “Investors—Leadership & Governance” section of our website located at www.garrettmotion.com.

Our Board has determined that all of the members of each of the Committees are independent as defined under applicable NYSE rules. In addition, all members of the Audit Committee meet the heightened independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all members of the Compensation Committee satisfy the heightened independence requirements of the NYSE rules specific to the independence of compensation committee members.

Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee

Carlos M. Cardoso

Maura J. Clark			CHAIR

Courtney M. Enghauser

Susan L. Main

Olivier Rabiller

Carsten J. Reinhardt		CHAIR

Scott A. Tozier	CHAIR

CHAIR = Committee Chair	= Member

Audit Committee Met two times in 2018 Current Committee Members: Scott A. Tozier (CHAIR) Carlos M. Cardoso Courtney M. Enghauser Susan L. Main

Primary Responsibilities Include:

• Reviewing audits of the Company’s financial statements, and other matters related to the conduct of the audit, and recommending to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

• Preparing the Audit Committee report to be included in our proxy statement;

• Reviewing with management and the independent auditor our annual and interim financial results;

• Appointing our independent auditor and approving all audit engagement fees and non-audit engagements with the independent auditor;

• Evaluating, at least annually, the independent auditor’s performance and, if appropriate, recommending its discharge;

• Overseeing the work of our independent auditor;

• Reviewing and discussing, with management as appropriate, our major financial risk exposures, risk assessment and risk management policies;

• Establishing procedures for the confidential anonymous submission by employees, and receipt, retention and treatment of, accounting and auditing related concerns and complaints; and

• Reviewing material legal and compliance matters and our integrity and compliance program.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of the NYSE and the SEC, as well as the financial literacy requirements of the NYSE. The Board has determined that each of Mr. Tozier, Mr. Cardoso, Ms. Enghauser and Ms. Main qualifies as an “audit committee financial expert” as defined by SEC rules. No Audit Committee member currently serves on the audit committees of more than three public companies.

Report

The Report of the Audit Committee is set forth beginning on page 61 of this proxy statement.

Nominating and Governance Committee Met two times in 2018 Current Committee Members: Maura J. Clarke (CHAIR) Carlos M. Cardoso Courtney M. Enghauser Susan L. Main

Primary Responsibilities Include:

• Making recommendations to the Board regarding its size, composition and organization, qualifications and criteria for directors, procedures for stockholder director nominations, director retirement and the structure and composition of the committees;

• Making recommendations to the Board regarding compensation and benefits of non-employee directors;

• Actively seeking and recommending to the Board qualified director candidates and recommend actions regarding third party nominations;

• Overseeing the succession planning process for our Chief Executive Officer, in coordination with the Compensation Committee;

• Overseeing an annual self-evaluation and report to the Board with a performance assessment of the Board and the Committees;

• Reviewing and assessing the adequacy of our Corporate Governance Guidelines and governance structure;

• Overseeing the director orientation and continuing education programs;

• Reviewing and reporting to the Board regarding matters relating to the Company’s role as a responsible corporate citizen, including health, safety and environmental matters, equal employment opportunity and other matters, including the Company’s Code of Conduct; and

• Developing and approving the Company’s related person transactions policy.

Independence

The Nominating and Governance Committee is comprised entirely of directors who are independent under the NYSE rules.

Compensation Committee Met two times in 2018 Current Committee Members: Carsten J. Reinhardt (CHAIR) Carlos M. Cardoso Maura J. Clark Scott A. Tozier

Primary Responsibilities Include:

• Reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluating his or her performance and determining and approving, together with the independent directors, his or her compensation;

• Reviewing and approving the individual goals and objectives of the other executive officers and reviewing and setting annual salary and remuneration, including incentive compensation plans and equity-based plans, for all officers;

• Reviewing and approving proposed actions under our incentive compensation plans and equity-based plans for senior level employees;

• Reviewing the management development program;

• Reviewing and administering our bonus, stock and other benefits plans, as may be provided in any such plans or deemed appropriate by the Board;

• Reviewing and approving Company employment agreements and compensatory transactions with an executive officer of the Company involving compensation in excess of $120,000 per year;

• Establishing and reviewing perquisite benefits policies;

• Reviewing and approving executive officer and director indemnification and insurance matters;

• Reviewing and discussing annually with management our “Compensation Discussion and Analysis,” and recommending to the Board whether such section should be included in the Company’s Annual Report on Form 10-K and annual proxy statement; and

• Reviewing and making recommendations to the Board regarding the frequency of say-on-pay votes, taking into account the results of the most recent say-on-pay frequency vote, and reviewing and approving the proposals regarding say-on-pay votes and say-on-pay frequency votes to be included in the Company’s annual proxy statement.

Independence

The Compensation Committee is comprised entirely of directors who are independent under the NYSE rules, including the rules specific to membership on a compensation committee, and are “non-employee directors” under Section 16 of the Exchange Act.

Delegation Authority

The Compensation Committee may form and delegate authority to subcommittees, including a subcommittee consisting of two or more individuals who qualify as non-employee directors under Section 16 the Exchange Act.

Role of Management and Compensation Consultant

For information regarding the role of management and our compensation consultant Semler Brossy Consulting Group (“Semler Brossy”) in setting compensation see “Executive Compensation–Role of Management” and “Executive Compensation–Role of Independent Compensation Consultant” below.

Report

The Compensation Committee Report is set forth beginning on page 36 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Carlos M. Cardoso, Maura J. Clark, Carsten J. Reinhardt, who serves as chair, and Scott A. Tozier. No member of our Compensation Committee is or has been an officer or employee of the Company.

During 2018, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

The Board’s Role in Risk Oversight

The Board recognizes that the achievement of our strategic and commercial objectives involves taking risks and that those risks may evolve over time. The Board has oversight responsibility for Garrett’s risk management, which is designed to identify, assess, and communicate these risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities includes reviewing assessments of, and advising management with respect to, significant risks and issues facing the Company.

In addition, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters.

•	The Audit Committee reviews and discusses, with management as appropriate, our major financial and enterprise (including cybersecurity) risk exposures, risk assessment and risk management policies;

•

The Compensation Committee, in approving and evaluating the Company’s executive compensation plans, policies and programs, takes into account the degree of risk to the Company that such plans, policies and programs may create; and

•

The Nominating and Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and our overall governance structure, and also by reviewing our Code of Conduct, which creates a foundation for our compliance program.

Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Corporate Sustainability

Garrett’s corporate responsibility is an important priority for the Company and the Board. The Board is responsible for promoting the exercise of responsible corporate citizenship and monitoring adherence to Company standards. The Nominating and Governance Committee reviews and addresses with the Board the Company’s policies and programs relating to compliance with its Code of Conduct, health, safety and environmental matters, equal employment opportunity and other relevant matters regarding Garrett’s role as a responsible corporate citizen.

Commitment to the Environment

Garrett believes that in order to grow as a Company, we must work to have a positive impact on the communities that sustain us. We must work to respect and protect not only the communities where we live and work, but also the planet and its inhabitants.

Garrett articulates its commitments to health, safety and the environment, and to social considerations in the communities in which it operates, in its Code of Conduct which can be found on our website at www.garrettmotion.com under “Investors—Leadership & Governance”. As part of this commitment:

•	We minimize the environmental footprint of our operations through efforts to safeguard natural resources, reduce waste, increase energy and water efficiency and reduce emissions of harmful pollutants;

•	Health safety and the environment are an integral aspect of the design of our products, processes and services, and of the lifecycle of our products;

•	Our management systems apply a global standard that provides protection of both human health and the environment during normal and emergency situations;

•	Our senior leadership and individual employees are accountable for their role in meeting these commitments; and

•	We measure and periodically review our progress and strive for continuous improvement.

Prohibition of Hedging or Pledging the Company’s Securities

We believe it is improper and inappropriate for any person associated with Garrett to engage in short-term or speculative transactions involving the Company’s securities. Directors, officers and employees of the Company are therefore prohibited from engaging in short sales, and from pledging and buying or selling puts, calls, options or other derivative securities of the Company.

Our securities trading policy also prohibits directors and executive officers from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are granted to such director or executive officer by the Company as part of such person’s compensation or otherwise held, directly or indirectly, by such director or executive officer.

Communications with Directors

Stockholders and other interested parties who wish to send communications to the non-management directors as a group, any individual director or the full Board should address such communications to Jerome Maironi, Secretary, Garrett Motion Inc., La Pièce 16, Rolle, Switzerland 1180. All communications, except for marketing and advertising materials, will be forwarded to the appropriate individual(s).

Our Executive Officers

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Position

Olivier Rabiller*	48	President and Chief Executive Officer

Craig Balis	54	Senior Vice President and Chief Technology Officer

Daniel Deiro	46	Senior Vice President, Global Customer Management and General Manager Japan/Korea

Alessandro Gili	47	Senior Vice President and Chief Financial Officer

Thierry Mabru	51	Senior Vice President, Integrated Supply Chain

Jerome Maironi	53	Senior Vice President, General Counsel and Corporate Secretary

Fabrice Spenninck	50	Senior Vice President and Chief Human Resources Officer

*	Mr. Rabiller is a member of our Board. See “Proposal One—Election of Directors” for more information about Mr. Rabiller.

Craig Balis has served as our Senior Vice President and Chief Technology Officer since the Spin-Off. From June 2014 until the Spin-Off, Mr. Balis was the Vice President and Chief Technology Officer of Honeywell Transportation Systems. From December 2008 to June 2014, Mr. Balis was the Vice President of Engineering of Honeywell Transportation Systems. Mr. Balis has a Bachelor of Science and Master’s Degree in engineering from the University of Illinois.

Daniel Deiro has served as our Senior Vice President, Global Customer Management, and General Manager Japan/Korea since the Spin-Off. From August 2014 until the Spin-Off, Mr. Deiro was the Vice President of Customer Management and General Manager for Honeywell Transportation Systems for Japan and Korea. From April 2012 until August 2014, Mr. Deiro was a Senior Customer Management Director at Honeywell Transportation Systems. Mr. Deiro has a degree in Automotive Engineering from Haute école spécialisée bernoise, Technique et Informatique (BFH-TI), Biel, Switzerland.

Alessandro Gili has served as our Senior Vice President and Chief Financial Officer since the Spin-Off. From June 2018 until the Spin-Off, Mr. Gili was the Chief Financial Officer of Honeywell Transportation Systems. From February 2015 until May 2018, Mr. Gili was the Chief Financial Officer of Ferrari N.V. In April 2015 he was also appointed as President of Ferrari Financial Services S.p.A. From June 2013 to February 2015, he was a Vice President and Chief Accounting Officer of Fiat Chrysler Automobiles N.V. From June 2011 to June 2013, Mr. Gili was Vice President, Corporate Controller and Chief Accounting Officer of Chrysler Group LLC. Prior to joining the Fiat Group, Mr. Gili was a project manager for Innovative Redesign Managements Consultants. Mr. Gili spent the first years of his career in Audit at Coopers & Lybrand. Mr. Gili holds a Bachelor’s degree in finance from Turin University and is a Certified Public Accountant and Certified Public Auditor in Italy.

Thierry Mabru has served as our Senior Vice President, Integrated Supply Chain since the Spin-Off. From March 2013 until the Spin-Off, Mr. Mabru was the Vice President of Global Integrated Supply Chain for Honeywell Transportation Systems. From April 2011 until February 2013, Mr. Mabru was Senior Director of Global Advanced Manufacturing Engineering for Honeywell Transportation Systems. From September 2006 to February 2011, Mr. Mabru was Director of the Program Management Office of Honeywell Aerospace EMEAI. Mr. Mabru currently serves as director of both the Board of Friction Material Pacific (FMP) Group Australia PTY Limited and Board of Friction Material Pacific (FMP)

Group PTY Limited. Mr. Mabru holds a Master of Science degree from the École Nationale de Mé canique et d’Aé rotechniques (ISAE/ENSMA), Poitier, France.

Jerome Maironi has served as our Senior Vice President, General Counsel and Corporate Secretary since the Spin-Off. For the five years prior to the Spin-Off, Mr. Maironi was the Vice President of Global Legal Affairs for Honeywell Performance Materials and Technologies. Mr. Maironi graduated with an Executive MBA from INSEAD, Fontainebleau, France. Mr. Maironi received a post-graduate degree in Law & Practice of International Trade and a Master of Law from the University Rene Descartes, Paris, France. Mr. Maironi is a member of the Association Francaise des Juristes d’Entreprise and has also passed the French Bar Exam.

Fabrice Spenninck has served as our Senior Vice President and Chief Human Resources Officer since the Spin-Off. From August 2015 until the Spin-Off, Mr. Spenninck was Vice President of Human Resources of Honeywell Transportation Systems. From 2013 to 2015, Mr. Spenninck was Vice President of Labor and Employee Relations and, from 2011 to 2013, he was Senior Director of Human Resources (One Country Leader) in France and North Africa at Honeywell. Mr. Spenninck holds a Master’s degree in Human Resources and Labor Relations from the University of Montpellier, France.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2018 was a monumental year as we consummated our Spin-Off from Honeywell and launched a new era as an independent publicly traded company. With over 60 years of turbo technology leadership, being an independently run company marks an exciting new chapter for our employees, clients, and stockholders. Throughout 2018, we carefully planned and drove numerous initiatives to prepare Garrett for its debut as a standalone public company.

We delivered solid 2018 results consistent with the high-end of our forecast with revenue growth from new product launches well above industry growth rates of 4% – 5%, confirming the translation of our strong customer win rates into our financials. For purposes of our short-term incentive plan (the “ICP”) for 2018, we exceeded the target achievement level of both of our financial performance goals, Organic Revenue Growth and Adjusted EBITDA, which resulted in an above-target payout under the ICP.

Early on in our preparation efforts, we identified compensation as a key vehicle for attracting, retaining, and motivating top talent. In developing our compensation programs, we thoroughly reviewed the programs that we inherited from Honeywell to ensure that they continue to address the needs of our business and address the unique challenges we will face as a standalone company. Some program features we chose to maintain without adjustment and others we refined based on our more focused strategy, scale of operations, and labor force. Our compensation philosophy is designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to foster the creation of sustainable long-term stockholder value. At the root of our compensation philosophy is the use of variable, at-risk compensation that connects pay outcomes with superior results and sustainable growth execution. As shown in the chart below, 81% of the 2018 target total direct compensation of our Chief Executive Officer is at risk.

2018 Chief Executive Officer Compensation Mix at Target (as of December 31, 2018)

A key priority was assessing which metrics to include in our ICP and Long-Term Incentive Plan (“LTIP”). We selected performance metrics and an award mix that we believed fit our starting business plan. Going forward, we remain committed to maintaining disciplined compensation governance processes whereby we periodically reassess our incentive structures in light of evolving market practices and changes in our own business goals and strategy and making changes as necessary.

As part of our commitment to understanding market compensation practices, in January 2019, we created a compensation peer group, which includes companies of similar size, industry and global presence and with which the Company competes for talent. We made an effort to create a balance between companies headquartered in the United States and Europe. This peer group, which is described in more detail on page 24, is referenced to establish market-competitive base salaries, award sizes for ICP and LTIP, and the metrics used in the ICP and LTIP beginning in 2019. In addition to the peer group described, we also leverage broader market surveys and other data sources to guide the establishment of our executive compensation programs.

Prior to the Spin-Off, each of our executive officers who are named in the “Summary Compensation Table” below, our “Named Executive Officers”, was employed by Honeywell, except as otherwise described below. Accordingly, all pre-Spin-Off payments and benefits described below were provided by Honeywell and all decisions as to the compensation of the Named Executive Officers prior to the Spin-Off were made by Honeywell. The Compensation Discussion and Analysis describes the principles underlying the material components of the executive compensation programs established by Honeywell prior to the Spin-Off, to the extent relevant to understanding the compensation paid to our Named Executive Officers in 2018, but primarily focuses on the executive compensation programs approved by our Compensation Committee for the post-Spin-Off portion of 2018 and beyond.

Our Named Executive Officers during 2018 were:

•	Olivier Rabiller, President and Chief Executive Officer;

•	Alessandro Gili, Senior Vice President and Chief Financial Officer;

•	Craig Balis, Senior Vice President and Chief Technology Officer;

•	Jérôme Maironi, Senior Vice President, General Counsel, and Corporate Secretary; and

•	Thierry Mabru, Senior Vice President, Integrated Supply Chain.

Mr. Gili was hired by Honeywell Technologies Sàrl, a subsidiary of Honeywell, in June 2018 and serves as our Senior Vice President and Chief Financial Officer. Prior to the Spin-Off, Messrs. Rabiller, Balis, Maironi, and Mabru were employees of Honeywell.

As noted above, our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. We believe compensation should be structured to reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value.

The following table highlights key features of our executive compensation program. We believe these practices promote good governance and serve the interests of our stockholders.

	What We Do		What We Don’t Do

✓	Directly align pay with performance	X	No single-trigger cash severance or benefits in connection with a change in control

✓	Pay the majority of executive compensation in the form of equity and non-equity incentive compensation	X	No guaranteed cash incentives, equity compensation or salary increases for executive officers

✓	Multi-year vesting of equity awards granted to our executive officers	X	No excise tax gross-up provisions

✓	Executive and non-employee director stock ownership requirements	X	No repricing of stock option awards and our plans expressly forbid exchanging underwater options for cash without stockholder approval

✓	Compensation programs include balanced performance metrics and an oversight process to identify risk	X	No hedging or pledging of our equity securities

✓	Independent Compensation Committee oversees and evaluates executive compensation programs against competitive practices, regulatory developments and corporate government trends	X	No dividends or dividend equivalents paid on unearned performance stock units

✓	Independent Compensation Committee advisor

Determination of Compensation

As noted above, our executive compensation program for 2018 prior to the Spin-Off was determined by the Management Development and Compensation Committee (the “Honeywell MDCC”) of the Honeywell Board of Directors and Honeywell senior management. Accordingly, following the Spin-Off and in particular, with respect to the payout of our annual bonus program, the 2018 ICP, and our compensation for 2019, our newly formed Compensation Committee determined the appropriate compensation and benefits for our executives. The overall performance of our Named Executive Officers as a team will be reviewed annually by the Compensation Committee.

Role of Management

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. Our Named Executive Officers do not play a role in their own compensation determination other than discussing their performance with our Chief Executive Officer, or in the case of the Chief Executive Officer, with the Compensation Committee and Chairperson of the Board.

Our senior management also supports the Compensation Committee by developing specific award designs, including metric assessment, performance goal-setting, and program administration. While members of our senior management may attend the meetings of the Compensation Committee, they do not attend executive sessions and do not attend the portions of meetings at which their own compensation is discussed.

Role of Independent Compensation Consultant

Since shortly after our Spin-Off, our Compensation Committee has retained Semler Brossy as its independent compensation consultant. Semler Brossy assists the Compensation Committee in its evaluation of the compensation provided to our Chief Executive Officer and other executive officers. Semler Brossy generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee. Other than advising the Compensation Committee and senior management, as described above, Semler Brossy did not provide any services to the Company in 2018. The Compensation Committee has considered the independence of Semler Brossy, consistent with the requirements of the NYSE, and has determined that Semler Brossy is independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining Semler Brossy. The Compensation Committee intends to reassess the independence of its advisor at least annually.

Executive Compensation Peer Group

In 2019, Semler Brossy worked with the Compensation Committee and management to develop a peer group of companies to be used for market comparison purposes in terms of executive pay levels and practices. The objective was to create a peer group of companies that compete with us for global talent and that are similar to us in terms of industry, international presence, and size across various financial measures. We chose to select individual companies for our peer group based on the following:

•	Industry;
•	Global Presence;
•	Product Focus and Business Model;
•	Evolving Technology; and
•	Key Size Measures.

The Compensation Committee was careful in constructing a group based on the considerations above that, on the whole, captures Garrett’s global presence and talent market as well as its unique business dynamics. We worked thoughtfully to create a balance of U.S. and European companies. The peer group, which the Compensation Committee approved in January 2019, is as follows:

Company	Ticker	Country of Inc.	Country of HQ	Primary Industry Classification	Revenue ($Mil)	EBITDA Margin	Enterprise Value ($Mil)	Market Cap ($Mil)	Employee Count

US-Listed

Allison Transmission Holdings, Inc.	ALSN	US	US	Construc. Machinery & Heavy Trucks	$2,654	40%	$8,620	$6,319	2,700

American Axle & Manufacturing Holdings, Inc.	AXL	US	US	Auto Parts & Equip.	$7,310	16%	$5,119	$1,667	25,000

BorgWarner Inc.	BWA	US	US	Auto Parts & Equip.	$10,543	16%	$10,461	$8,583	29,000

Cooper-Standard Holdings Inc.	CPS	US	US	Auto Parts & Equip.	$3,695	12%	$1,884	$1,372	32,000

Dana Incorporated	DAN	US	US	Auto Parts & Equip.	$8,007	11%	$4,416	$2,591	30,900

Delphi Technologies PLC	DLPH	Jersey	UK	Auto Parts & Equip.	$4,976	16%	$2,982	$1,623	18,000

Meritor, Inc.	MTOR	US	US	Construc. Machinery & Heavy Trucks	$4,313	10%	$2,563	$1,753	8,600

Modine Manufacturing Company	MOD	US	US	Auto Parts & Equip.	$2,223	9%	$1,232	$788	11,700

Tenneco Inc.	TEN	US	US	Auto Parts & Equip.	$9,874	9%	$4,270	$2,862	32,000

The Timken Company	TKR	US	US	Industrial Machinery	$3,449	16%	$4,933	$3,297	17,000

Tower International, Inc.	TOWR	US	US	Auto Parts & Equip.	$2,182	10%	$877	$606	7,600

Veoneer, Inc.	VNE	US	Sweden	Auto Parts & Equip.	$2,285	-2%	$1,674	$2,482	7,500

Visteon Corporation	VC	US	US	Auto Parts & Equip.	$3,050	9%	$2,309	$2,253	10,000

WABCO Holdings Inc.	WBC	US	Belgium	Construc. Machinery & Heavy Trucks	$3,854	16%	$6,235	$5,986	16,135

Company	Ticker	Country of Inc.	Country of HQ	Primary Industry Classification	Revenue ($Mil)	EBITDA Margin	Enterprise Value ($Mil)	Market Cap ($Mil)	Employee Count
Non-US-Listed

Autoneum Holding AG	SWX:AUTN	Switzerland	Switzerland	Auto Parts & Equip.	$2,261	10%	$1,124	$757	12,133

ElringKlinger AG	DB:ZIL2	Germany	Germany	Auto Parts & Equip.	$1,960	10%	$1,425	$548	9,600

LEONI AG	DB:LEO	Germany	Germany	Auto Parts & Equip.	$5,961	6%	$2,012	$1,209	86,000

Martinrea International Inc.	TSX:MRE	Canada	Canada	Auto Parts & Equip.	$2,797	12%	$1,273	$802	15,000

TI Fluid Systems plc	LSE:TIFS	UK	UK	Auto Parts & Equip.	$4,062	11%	$2,404	$1,334	28,000

In addition to the 19 companies above, the Compensation Committee identified four additional European-headquartered companies – Aptiv, Autoliv, TE Connectivity, and Valeo – that we will monitor outside of the peer group.

The Compensation Committee intends to continually evaluate the peer group to ensure that it remains an appropriate market reference going forward and continues to suit our business needs.

In addition to reviewing information regarding the peer group, our Compensation Committee also leverages broader market survey and data sources to guide the establishment of our executive compensation programs.

Elements of Executive Compensation

The following is a discussion of the primary elements of 2018 compensation for each of our Named Executive Officers. As previously mentioned, our compensation for 2018 prior to the Spin-Off was determined by the Honeywell MDCC and Honeywell senior management. Accordingly, with respect to 2018 compensation prior to the Spin-Off, the following discussion reflects the decisions of the Honeywell MDCC and senior management and does not reflect the determinations of our Compensation Committee. Certain elements of the compensation provided to our executives in 2018 after the Spin-Off were determined by our Compensation Committee. All USD amounts represent compensation paid in Swiss Francs (including salary, spin-off bonuses, and short-term incentive compensation plan payouts) and converted using the average exchange rate for the year-ended December 31, 2018 under GAAP of 1 USD to 0.977763068 CHF, unless otherwise noted.

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility, and years of experience with reference made to relevant competitive market data (but not targeted to a specific competitive position).

Our Named Executive Officers received base salaries from Honeywell in 2018 to compensate them for services rendered to Honeywell prior to the Spin-Off. In April 2018, in recognition of the Named Executive Officers’ 2017 performance as part of the Honeywell annual compensation review, Honeywell increased the Named Executive Officers’ base salaries (other than for Messrs. Rabiller and Gili, who were not then employed by Honeywell).

On May 2, 2018, Honeywell Technologies Sàrl, a subsidiary of Honeywell, entered into an employment agreement with Mr. Gili appointing him as Senior Vice President and Chief Financial Officer of the Company starting June 1, 2018. The agreement provides Mr. Gili with an annual base salary of $542,054.

In addition, in October 2018, pursuant to the offer letters entered into in connection with the Spin-Off, effective as of the Spin-Off, the Named Executive Officers’ base salaries were increased (other than for Mr. Gili), in order to reflect their new roles and responsibilities with our company.

The following table sets forth the base salaries for each of our Named Executive Officers, including the increases in April 2018 and October 2018:

	Annual Base Salary

Named Executive Officer	As of January 1, 2018 (Pre-Spin-Off) ($)	As of April 1, 2018 (Pre-Spin-Off) ($)	As of October 1, 2018 (Post-Spin-Off) ($)

Olivier Rabiller	556,039	556,039	889,786

Alessandro Gili	—	542,054	542,054

Craig Balis	381,585	386,188	409,097

Jérôme Maironi	389,500	397,300	460,234

Thierry Mabru	364,301	370,130	414,211

In February 2019, the Compensation Committee determined to increase the salaries for Messrs. Rabiller and Gili, effective April 1, 2019, from $889,786 and $542,054 to $920,468 and $560,540, respectively, after taking into consideration industry and market data, to reflect their roles and responsibilities at the Company, and to bring their base salaries closer to those paid at similar positions within our peer group. The base salaries for the remaining Named Executive Officers will remain unchanged for 2019.

Spin-Off Bonuses

In 2018, in consideration of their contributions to the successful completion of the Spin-Off, certain of our Named Executive Officers received a one-time bonus paid by Honeywell. The following table sets forth the bonuses paid to our Named Executive Officers, which also are set forth in the Summary Compensation Table below in the column titled “Bonus”:

Named Executive Officer	Spin-Off Bonus ($)

Olivier Rabiller	144,104

Craig Balis	60,444

Thierry Mabru	57,785

Short-Term Incentive Compensation Plan (“ICP”) Awards

ICP awards are intended to motivate and reward executives to achieve annual corporate, strategic business group and functional goals in key areas of financial and operational performance. Each Named Executive Officer’s target ICP opportunity is based upon a percentage of base salary. For 2018, the total target ICP opportunities were prorated based on each Named Executive Officer’s target incentive opportunity, calculated based on the applicable target percentage and annual base salary in effect, before and after the Spin-Off and prorated for the number of days in the year that such target incentive was in effect.

The 2018 Pre-Spin-Off and Post-Spin-Off target percentages for each Named Executive Officer, as a percentage of base salary, are set forth below:

	Target ICP Opportunity

Named Executive Officer	Pre-Spin-Off (% of Base Salary)	Post-Spin-Off (% of Base Salary)

Olivier Rabiller	65%	100%

Alessandro Gili	75%	75%

Craig Balis	40%	55%

Jérôme Maironi	40%	60%

Thierry Mabru	40%	55%

For 2018, payout under the ICP was based in part on the achievement of objective Company performance criteria (the “Company Performance Portion”), which represented 75% of each award opportunity, and in part on the achievement of individual performance, which represented the remaining 25% of each award opportunity. Award opportunities under the Company Performance Portion of the 2018 ICP were based on the achievement of two financial performance criteria: organic revenue growth and adjusted EBITDA goals, each of which was weighted equally. We chose these performance metrics because we believe they are relevant to our financial stakeholders’ assessment of our performance for 2018, and each goal was challenging and set at levels that would require the Company to achieve significant growth and performance. Award opportunities for each metric were established at threshold, target and maximum levels with intermediate inflections between threshold and target as well as between target and maximum. Achievement at or above maximum for each metric was capped at 200% of target, and achievement below threshold would result in no payout. Straight-line interpolation is used to calculate the 2018 ICP payout associated with actual results falling between goals. The following table sets forth the applicable goals for each measure, as well as our actual results for each measure.

Performance Criteria	Weighting	Threshold (50%)	75%	Target (100%)	150%	Maximum (200%)	Actual Results	Payout % of Target

Organic Revenue Growth(1)	50%	4%	4.5%	5.1%	6.0%	7%	5.6%	127.8%

Adjusted EBITDA(2)	50%	$610M	$630M	$650M	$685M	$710M	$656M	108.6%

								118.2%

(1)

Defined as revenue growth, as compared to our revenue reported in our historical financials prior to the Spin-Off (restated with the cost structure of a standalone company) and excluding the impact of foreign currency fluctuations.

(2)	As defined in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019, and further net of hedging related gains and losses.

The aggregate result of the Company Performance Portion was a payout of 118.2% of the target ICP opportunity reflecting our strong performance in 2018 against challenging goals.

The individual performance portion of the ICP contained a discretionary element based on the Compensation Committee’s assessment of each executive’s individual performance against their objectives specifically related to differentiated technology, global presence and capabilities, innovation, and customer experience. This assessment was conducted in consultation with our Committee Chair and Chairperson of the Board with respect to the performance of our Chief Executive Officer and with our Chief Executive Officer with respect to the performance of the other Named Executive Officers. With regard to the other Named Executive Officers, individual objectives are developed during the Company’s annual strategic planning to ensure rigor and business alignment, and the assessment is performed using a formal process that matches actual goals and behaviors against established expectations. The Compensation Committee determined that with regard to the 25% discretionary element of the ICP, Messrs. Rabiller, Gili, Balis, Maironi, and Mabru earned 146%, 146%, 116%, 146%, and 103%, respectively, which is then weighted with the Company Performance Portion.

The 2018 annual cash payments paid to our Named Executive Officers under the ICP are as follows:

Named Executive Officer	25% Individual ICP Portion		75% Company ICP Portion		2018 Total ICP Payout
	Target ($)	Earned ($)	Target ($)	Earned ($)	Earned ($)	Payout as % Target (%)

Olivier Rabiller	118,145	172,491	354,434	418,942	591,433	125

Alessandro Gili(1)	101,635	148,311	304,905	360,398	508,709	125

Craig Balis	43,243	50,315	129,729	153,340	203,655	117

Jérôme Maironi	52,917	77,094	158,751	187,644	264,738	125

Thierry Mabru	42,016	43,314	126,049	148,990	192,304	114

(1)

Mr. Gili’s ICP payout was calculated as though he were employed for all of 2018, and was not pro-rated as to his start date. Because he was hired in June of 2018, this was negotiated as part of his employment offer and was intended to compensate him for any lost bonus opportunity from his prior employer.

In February 2019, the Compensation Committee, after taking into consideration industry and market data, determined to increase the 2019 ICP target annual incentive percentages for Mr. Rabiller to 125% and Mr. Gili to 80%. The ICP target annual incentive percentages for the remaining Named Executive Officers will remain unchanged for 2019.

The actual annual cash payments payable for 2018 under the ICP based on the achievement of the Company Performance Portion are set forth in the Summary Compensation Table below in the column titled “Non-Equity Incentive Plan Compensation,” and the portion of the cash payment based on individual performance is set forth in the column titled “Bonus.”

Equity Awards

The goal of our long-term, equity-based incentive awards is to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers during the award vesting period. The following discussion touches upon the grant of equity awards by Honeywell prior to the Spin-Off, the grant of Garrett equity awards at and following the Spin-Off and the conversion of Honeywell equity awards into Garrett equity awards in connection with the Spin-Off.

Honeywell Long-Term Incentive (“LTI”) Compensation.    Prior to the Spin-Off, Honeywell generally granted annual LTI awards in February of each year during an open trading window period following the release of Honeywell’s financial results for the preceding fiscal year. In determining the size of annual LTI awards for executives, Honeywell considered (1) an executive’s prior year performance, (2) his or her leadership impact and expected contribution toward the future performance of Honeywell or a business unit, (3) the relative size of previous LTI grants awarded to the executive, (4) the value of LTI awarded to executives in comparable peer group positions, and (5) the vested and unvested equity held by the applicable executive.

Honeywell 2018 Stock Options and RSUs.    Based on their assessment using the criteria noted above, on February 27, 2018, the Honeywell MDCC awarded Mr. Rabiller stock options (“Honeywell Stock Options”) covering 15,800 shares of Honeywell stock that were scheduled to vest in equal 25% installments over a four-year period, subject to continued employment on the applicable vesting date, and expire ten years from the date of grant, as well as 2,400 Honeywell restricted stock units (“Honeywell RSUs”) that were scheduled to vest in substantially equal installments on the second, fourth and sixth anniversaries of the grant date, subject to continued employment on the applicable vesting date.

The other Named Executive Officers, other than Mr. Gili, were awarded annual Honeywell Stock Options and Honeywell RSUs on the same basis as other similarly situated executives of Honeywell, with individual award decisions made by Honeywell management based on LTI award pools approved by the Honeywell MDCC. Honeywell Stock Options granted to the other Named Executive Officers in 2018 were scheduled to vest in equal 25% installments over a four-year period. Honeywell RSUs granted to the other Named Executive Officers were scheduled to vest in full on the third anniversary of the grant date.

Additionally, pursuant to his employment agreement, Mr. Gili received an award of 12,300 Honeywell RSUs which were scheduled to vest in two equal 50% installments on each of the first and second anniversaries of the date of grant, subject to continued employment through each vesting date.

The following table summarizes the number and grant date fair value of Honeywell Stock Options and Honeywell RSUs awarded to our Named Executive Officers:

Named Executive Officer	Options Awarded (#)	Stock Options Grant Date Value ($)	RSUs Awarded (#)	RSUs Grant Date Fair Value ($)

Olivier Rabiller	15,800	373,670	2,400	372,936

Alessandro Gili	—	—	12,300	1,911,297

Craig Balis	11,800	279,070	1,690	262,609

Jérôme Maironi	11,200	264,880	1,600	248,624

Thierry Mabru	8,700	205,755	1,250	194,238

Converted Awards in Spin-Off.

Honeywell Stock Options.    In connection with the Spin-Off, any Honeywell Stock Options held by our employees that were unvested as of October 1, 2018 (the “Distribution Date”) were terminated and canceled in accordance with their terms as of the Distribution Date and, in respect of such canceled stock options, we issued restricted stock units (“Company RSUs”) that will vest in accordance with the same vesting schedule that applied to the corresponding Honeywell Stock Options. Honeywell Stock Options that were vested as of the Distribution Date remain outstanding with Honeywell until exercised by the employee or normal expiration, subject to the terms of the applicable Honeywell equity incentive plan and related grant agreement under which such options were granted.

In respect of Honeywell Stock Options held by our employees that were granted prior to 2018 and remained unvested as of the Distribution Date, the initial value of the new Company RSUs was determined based on the excess of the “regular way” (i.e., after the Spin-Off) closing price of Honeywell common stock subject to each such option immediately prior to the Distribution Date less the exercise price of the applicable option, while the replacement value in respect of unvested Honeywell Stock Options held by our employees that were granted in 2018 was based on the formula used to determine the value of the Honeywell stock options at the time of grant. The number of Company RSUs issued was determined based on the “when issued” closing price of our shares immediately prior to the Distribution Date (rounded up to the nearest whole share).

Honeywell RSUs.    In connection with the Spin-Off, any Honeywell RSUs held by our employees that were outstanding and unvested as of the Distribution Date were terminated and canceled in accordance with their terms and, in respect of each such canceled Honeywell RSU award, we replaced the economic value by issuing Company RSUs that will vest in accordance with the same vesting schedule that applied to the corresponding Honeywell RSUs. In respect of such Company RSUs, the initial value was determined based on the “regular way” closing price of Honeywell common stock subject to such Honeywell RSUs immediately prior to the Distribution Date, with the number of Company RSUs determined based on the “when issued” closing price of SpinCo shares immediately prior to the Distribution Date (rounded up to the nearest whole share).

Honeywell Performance Plan Awards.    In connection with the Spin-Off, Honeywell Performance Plan awards for both the 2017-2019 and 2018-2020 performance periods that were held by our employees as of the Distribution Date were terminated and canceled in accordance with their terms. With respect to the 2017-2019 performance period only, we replaced the economic value of such canceled awards by issuing Company RSUs that will vest in March 2020, consistent with the vesting schedule that applied to the corresponding Honeywell Performance Plan Performance Stock Units (“PSUs”) or cash units, as applicable. In respect of such Company RSUs, the initial value was determined based on Honeywell’s latest estimate of performance against plan metrics for the performance period in progress as of the Distribution Date, with the number of Company RSUs determined based on the “when issued” closing price of our shares immediately prior to the Distribution Date (rounded up to the nearest whole share). We expect to replace the canceled awards for the 2018-2020 Honeywell Performance Plan.

Rabiller Honeywell PRSUs.    Additionally, Mr. Rabiller’s unvested Honeywell 2016 performance-based RSUs (“Performance RSUs”) were terminated and canceled in accordance with their terms, and we replaced the economic value with a grant of Company RSUs that will vest in accordance with the same time-based vesting schedule that applied to the Honeywell Performance RSUs. In respect of such Company RSUs, the initial value was determined based on Honeywell’s relative total shareholder return over a truncated performance period ending immediately prior to the Distribution Date and the “regular way” closing price of Honeywell common stock subject to the Performance RSUs immediately prior to the Distribution Date, with the number of Company RSUs determined based on the “when issued” closing price of our shares immediately prior to the Distribution Date (rounded up to the nearest whole share).

During 2018, in replacement of the Honeywell equity awards described above, we made the following grants of Company RSUs to our Named Executive Officers. The Company RSUs listed below vest in accordance with the applicable vesting schedule described above and were based on the intrinsic value of Honeywell awards subject to conversion, with the exception of Honeywell Stock Options issued in 2018, which were converted based on their grant date fair value.

Named Executive Officer	Replacement Company RSUs Awarded (#)	Replacement Company RSUs Grant Date Fair Value($)

Olivier Rabiller	291,042	1,953,633

Alessandro Gili	111,139	1,411,710

Craig Balis	221,880	1,444,090

Jérôme Maironi	175,678	1,135,522

Thierry Mabru	165,374	1,127,123

Honeywell Growth Plan.    The Honeywell Performance Plan replaced the prior cash-based Honeywell Growth Plan under which non-overlapping performance-contingent awards were made on a biennial basis, with payouts based on financial targets measured over a two-year period. Because Growth Plan grants were made every other year, the Honeywell MDCC attributed half of the award value to each year of the performance cycle for purposes of compensation planning.

For the final 2016-2017 Growth Plan performance cycle, the calculated payout for the Honeywell Aerospace SBG, of which the Honeywell’s Transportation Systems business (the “Business”) was a part, was 36% of target. The following table summarizes the target number of Growth Plan Units (“GPUs”) granted to each Named Executive Officer, other than Mr. Gili, in February 2016, and the annualized value of the final earned awards attributed to 2017:

Named Executive Officer	# GPUs Awarded in 2016 (#)	x	Annualized Unit Value($)(1)	=	Annualized Target Award Value($)	x	Final Pay Out Percentage (Aerospace)	=	Earned Award Attributable to 2017($)(2)

Olivier Rabiller	6,000		50		300,000		36.0%		108,000

Craig Balis	3,450		50		172,500		36.0%		62,100

Jérôme Maironi(3)	4,000		50		200,000		103.0%		206,000

Thierry Mabru	2,600		50		130,000		36.0%		46,800

(1)	Represents the annualized target value of one Growth Plan unit (i.e., $100 unit value divided by 2), consistent with the Honeywell MDCC’s allocation of biennial awards.

(2)

Represents the portion of the earned award under the biennial Growth Plan attributable to 2017. The full earned award is shown in the column to the right. 50% of the full earned award was paid in March 2018 and the remaining 50% was paid in March 2019, subject to active employment on the payment date.

(3)	During the 2016-2017 performance cycle Mr. Maironi was serving under the Performance Materials & Technology (PMT) SBG of Honeywell, the calculated payout of which was 103% of target.

Under the deferred payout feature of the prior Growth Plan, 50% of the earned amounts for the final performance cycle of January 1, 2016 through December 31, 2017 was paid in March 2018. The liability for the final earned payment for the 2016-2017 Growth Plan performance cycle was assumed by the Company and was paid to eligible executives in the first quarter of 2019, subject to each such executive remaining employed by us as of the date of payment. Because these amounts were earned and determinable in 2017, SEC rules do not require us to disclose in the Summary Compensation Table the payouts made in March 2018 or March 2019.

Annual Equity Grants—Founders’ Grants.     In addition, pursuant to the executives’ offer letters or employment agreements, each entered into in connection with the Spin-Off, Messrs. Rabiller, Gili, Balis, Maironi and Mabru are each eligible for an annual grant of equity awards with an initial target opportunity of 325%, 182%, 200%, 189% and 160%, respectively, of the executive’s annual base salary, as well as a sign-on grant of Company RSUs valued at $4,300,000, $1,479,806, $800,000, $1,000,000 and $800,000, respectively, each of which vest in two equal 50% installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date.

Other Honeywell Compensation and Benefit Programs

In addition to the annual and long-term compensation programs described above, prior to the Spin-Off, Honeywell provided the Named Executive Officers with benefits, retirement plans and limited perquisites consistent with those provided to other Honeywell executives working in Switzerland, as described below.

Honeywell Transportation Systems Retention Program

In 2016, certain of the Named Executive Officers were eligible to participate in Honeywell’s employee retention program for key employees of Honeywell Transportation Systems pursuant to a retention letter entered into between the Named Executive Officer and Honeywell. Under the retention program, participants are eligible to receive a retention payment, payable in two installments, at the completion of each retention period, beginning on December 9, 2016 and ending on (i) February 28, 2018, for the first installment, and (ii) February 28, 2019, for the second installment. Based on individual and Honeywell or Company performance, as applicable, during the period between December 9, 2016 and February 28, 2019, the Company may increase the retention payments by up to 100%. Receipt of each installment of the retention payment is conditioned upon the Named Executive Officer’s continued employment through the end of each retention period and the Named Executive Officer meeting certain performance standards, as set forth in the executive’s applicable retention letter.

The following table sets forth the minimum and maximum retention payment opportunity for each installment, as well as the cash payment received from Honeywell for the retention period ending February 28, 2018, for the Named Executive Officers eligible to participate in this opportunity.

Named Executive Officer	Minimum Payment ($)	Maximum Payment ($)	2018 Retention Payment ($)

Olivier Rabiller	152,491	304,982	280,583

Craig Balis	87,682	175,365	161,336

Thierry Mabru	66,080	132,159	121,586

In connection with the Spin-Off, the Company assumed Honeywell’s obligations with respect to the retention payment for the retention period ending February 28, 2019.

Under the retention program, in the event of a qualifying termination of employment, the Named Executive Officers will be entitled to certain payments, as described under “Summary of Potential Payments and Benefits—Termination Events” below.

Severance Benefits—Honeywell Executive Level Termination and Severance Policy—Switzerland

Prior to the Spin-Off, the Named Executive Officers were eligible to participate in a Honeywell sponsored severance plan, which provides for certain severance payments upon termination of employment without cause. The triggering events that would have resulted in the severance payments and benefits and the amount of those payments and benefits were selected to provide the participating executives with financial protection upon loss of employment in order to support Honeywell’s executive retention goals. In 2018, none of the Named Executive Officers were eligible to receive additional or enhanced severance payments or benefits in connection with a change in control under the severance plan; however, pursuant to the terms of their outstanding equity awards, prior to the Spin-Off, the Named Executive Officers were entitled to accelerated vesting of outstanding awards upon death, disability or, for awards issued after April 2014, upon a “double-trigger” termination within two years following a Change in Control.

Retirement Plan

In 2018, our Named Executive Officers were eligible to participate in Honeywell’s Swiss pension scheme (Pensionskasse der Honeywell Schweiz) which provides retirement savings and risk benefits (i.e. ill health and death in service benefits) for all full-time employees. Mr. Balis previously accrued pension benefits under certain Honeywell U.S. pension plans while he was employed in the U.S. The material terms of these plans are explained in detail in the section entitled “Pension Benefits—Fiscal Year 2018.”

Beginning in 2019, the Named Executive Officers were eligible to participate in Garrett’s pension plan sponsored in Switzerland and named “Columna Sammelstiftung Client Invest Winterthur”.

Honeywell Supplemental Savings Plan

Mr. Balis has an account balance under the Honeywell Supplemental Savings Plan as a result of his prior service with Honeywell in the United States. This plan provides Honeywell executives with the opportunity to defer base salary that cannot be contributed to Honeywell’s 401(k) savings plan due to IRS limitations. These amounts are matched by Honeywell only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on Honeywell’s 15-year cost of borrowing, which is subject to change on an annual basis. Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Honeywell Common Stock. This plan is explained in detail in the section entitled “Nonqualified Deferred Compensation—Fiscal Year 2018.” In 2018, Mr. Balis did not contribute to the plan (and Honeywell did not make any matching contributions to his account); however, his account continued to earn interest under the plan. Mr. Balis elected to receive benefits under this plan in a lump sum in January of the year following his separation from service.

In connection with the Spin-Off, Mr. Balis’ account balance was transferred to Garrett’s Supplemental Savings Plan effective October 1, 2018, as described further in the section entitled “Nonqualified Deferred Compensation—Fiscal Year 2018.”

Other Company Compensation and Benefit Programs for Fiscal 2018

In addition to the annual and long-term compensation programs described above, after the Spin-Off, we provided the Named Executive Officers with benefits and limited perquisites consistent with those provided to other Company executives, as described below.

Severance Benefits

Certain of our Named Executive Officers’ employment agreements and offer letters provide that the executive is eligible to receive severance payments upon a qualifying involuntary termination of employment, including in connection with a change in control of our Company (as opposed to solely upon a “single-trigger” change in control). Additionally, we maintain a severance policy under which our Named Executive Officers are eligible to receive severance payments and benefits upon a qualifying termination, including in connection with a change in control. We believe that these protections serve to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provide the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These severance and change in control arrangements are designed to retain certain of our executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in our Named Executive Officers’ employment agreements and offer letters and our severance policy, see “Summary of Potential Payments and Benefits—Termination Events” below.

Garrett Supplemental Savings Plan

We maintain the Garrett Supplemental Savings Plan for our executives in the United States. Effective as of the Spin-Off, Mr. Balis’ account balance under the Honeywell Supplemental Savings Plan was transferred to our Garrett Supplemental Savings Plan. This plan provides our executives with the opportunity to defer pre-tax compensation and incentive compensation that cannot be contributed to our 401(k) savings plan due to IRS limitations. These amounts may be matched by Garrett, and the amount of such matching contributions are at our discretion. Matching contributions, if any, are immediately vested. Deferred compensation balances earn interest through the Fidelity U.S. Bond Index Fund, which is subject to change on a daily basis. This plan is explained in detail in the section entitled “Nonqualified Deferred Compensation—Fiscal Year 2018.” Mr. Balis does not actively contribute to the plan (and we are not actively making any matching contributions to his account); however, his account continues to earn interest under the plan. Mr. Balis elected to receive benefits under this plan in a lump sum, which amount will be paid on the later of six months or in January of the year following his separation from service.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes life insurance benefits.

Other Benefits and Perquisites

In 2018, the Named Executive Officers were eligible for benefits under the Company’s car policy (in the form of a company car or cash allowance) as it generally applies to executives in Switzerland, as well as reimbursements associated with legal representation, family, tax, legal and financial planning expenses. In 2018, we also provided Messrs. Gili and Maironi with relocation assistance in connection with each executive’s relocation to Switzerland.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our Named Executive Officers to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Company Compensation Programs for Fiscal 2019

In 2019, the Compensation Committee adopted the 2019 ICP pursuant to which we will grant ICP awards based in part on the achievement of objective Company performance criteria, which will represent 75% of each award opportunity, and in part on the achievement of individual performance, which will represent the remaining 25% of each award opportunity. Under our 2019-2021 Long-Term Incentive Plan (“LTI Plan”), the Compensation Committee has granted awards, 50% in the form of Performance Stock Units (“PSUs”), 25% in the form of Restricted Stock Units (“RSUs”), and 25% in the form of stock options.

The Company performance goals for both the 2019 ICP and the 2019-2021 PSUs are based on organic revenue growth and adjusted EBITDA, as was the case for the 2018 ICP, and a new metric for 2019, levered free cash flow, each weighted 20%, 40%, and 40%, respectively. The company performance goals for the 2019 ICP are based on the 2019 fiscal year performance period and the goals for the 2019-2021 PSUs are based on a three-year performance period ending December 31, 2021.

Management and the Compensation Committee understand the potential for concern about duplicating metrics under both performance-based incentive plans and carefully considered this factor when implementing such a program design. The Compensation Committee weighed this against the benefits of utilizing these metrics for both 2019 incentive awards and ultimately decided to structure both performance-based incentive plans around these key priorities in order to emphasize the importance of delivering on the commitments the Company made to its financial stakeholders in connection with the Spin-Off, which are to drive profitable top-line growth and use cash flows to deleverage the Company. The Compensation Committee believes these metrics are aligned with feedback received from financial stakeholder outreach discussions and are critical at this time for executing the Company’s near-term strategy, which will position us to be successful over the long term.

We are committed to ensuring that our programs continually evolve as necessary to support our business strategy and organizational context. As such, our 2019 program has already evolved from our 2018 program to incorporate a third financial metric, levered free cash flow, and we have shifted the weightings of Company financial performance metrics.

The Compensation Committee is currently evaluating and determining the metrics that best align with the Company’s long-term strategy for inclusion in its future incentive compensation plans. The Compensation Committee is focused on, among other things:

•	differentiating the metrics under the 2020-2022 LTI Plan from the 2020 ICP,

•	evaluating the best measures to support the Company’s long-term strategy,

•	rewarding long-term stockholder value creation,

•	minimizing an incentive to take excessive risk, and

•	maintaining good governance.

We expect to analyze how different performance metrics align with short- and long-term stockholder value creation, both for our own organization as well as more generally within our industry, and how those metrics correlate to our financial stakeholders’ priorities for our Company. We also will continue to review the performance metrics utilized by our peer group. Finally, as we establish the performance metrics for the 2020 – 2022 LTI Plan and the 2020 ICP, we expect to analyze the merits of independent metrics versus modifier structures, and absolute goals versus relative goals.

Other Matters

Tax and Accounting Considerations

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. We have adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and elected to account for forfeitures of awards at the time of grant. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Responsible Equity Grant Practices

Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the fair market value of our Common Stock on such dates. Equity grants are awarded under our stockholder-approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder-approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.

Securities Trading Policy

Our policy on securities trading prohibits our directors, officers and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information.

Prohibition on Hedging and Pledging

Our securities trading policy also prohibits hedging by directors and executive officers, and their Related Prohibited Persons, and prohibits short sales, pledging and buying or selling puts, calls, options or other derivative securities of the Company by directors, officers and employees, and their Related Prohibited Persons. See “Prohibition of Hedging or Pledging the Company’s Securities” above for more information about the securities trading policy.

Clawback Policy

We expect to adopt a clawback policy to provide for the cancellation or recovery of compensation of our employees in the event of specified events, which may include certain financial restatements or covenant breaches.

Stock Ownership Guidelines and Broad-Based Stock Ownership

In addition to the elements of executive officer compensation described above, we have adopted stock ownership guidelines pursuant to which our Named Executive Officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. Until the applicable ownership guideline is achieved, each Named Executive Officer is required to retain at least 50% of the shares acquired from Company equity awards after payment (or withholding) of the exercise price, if applicable, and taxes. Once the applicable ownership guideline is achieved, the aforementioned retention ratio will no longer apply. If a Named Executive Officer’s share ownership subsequently falls back below the applicable ownership guideline and remains below the ownership guideline on a continuous basis for a period of more than 24 months, the Named Executive Officer will be required to comply again with the retention ratio until such time as the Named Executive Officer again achieves the ownership guidelines.

Our ownership guidelines are shown below. We believe the use of a retention ratio appropriately balances the need to work toward achieving these requirements with standard liquidity needs our Named Executive Officers may face. As of December 31, 2018, none of our Named Executive Officers have met their requirements because the Spin-Off occurred in October 2018 and they are continuing to grow their equity positions in the Company.

Named Executive Officer	Ownership Guideline as a Multiple of Base Salary

Olivier Rabiller	5x

Alessandro Gili	3x

Craig Balis	2x

Jérôme Maironi	3x

Thierry Mabru	2x

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Carsten J. Reinhardt (Chair)

Carlos M. Cardoso

Maura J. Clark

Scott A. Tozier

2018 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Named Executive Officers for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Olivier Rabiller President and Chief Executive Officer	2018	639,476	597,178	5,251,916	373,670	418,942	127,988	25,053	7,434,223
Alessandro Gili Senior Vice President and Chief Financial Officer	2018	316,198	148,311	3,331,519	—	360,398	27,141	153,374	4,336,941
Craig Balis Senior Vice President and Chief Technology Officer	2018	390,764	272,095	1,030,513	279,070	153,340	187,932	106,704	2,420,418
Jérôme Maironi Senior Vice President, General Counsel, and Corporate Secretary	2018	429,418	77,094	1,208,459	264,880	187,644	17,944	231,738	2,417,177
Thierry Mabru Senior Vice President, Integrated Supply Chain	2018	379,693	222,685	962,142	205,755	148,990	65,034	21,775	2,006,074

(1)

Base salary and other compensation values in this Summary Compensation Table originally denoted in local currency (CHF) have been converted to USD using the average exchange rate for the year-ended December 31, 2018 under GAAP of 1 USD to 0.977763068 CHF.

(2)

Amounts represent the sum of discretionary bonuses paid to our Named Executive Officers, payments made in connection with the Spin-Off, payments made under our ICP based on a discretionary assessment of individual performance during the applicable fiscal year, and the first installment paid under the Honeywell Transportation Systems Retention Program, in each case, as applicable.

(3)

Amounts represent the grant date fair value of (a) Honeywell RSUs and Performance Plan PSUs granted prior to the Spin-Off and (b) Company RSU grants made in connection with the Spin-Off. The grant date fair value of these awards was calculated in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). There was no incremental fair value associated with the conversion into Company RSUs of Honeywell equity awards outstanding at the time of the Spin-Off. For a discussion of valuation assumptions, see Note 19 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 and Note 19 to the consolidated financial statements in Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 8, 2019.

The grant date fair value of Mr. Rabiller’s award under the Honeywell 2018-2020 Performance Plan, which included an award of performance share units, was $752,008. In connection with the Spin-Off, this award was terminated and canceled.

The grant date fair value of the Honeywell RSUs granted prior to the Spin-Off made to our Named Executive Officers are as follows:

Named Executive Officer	Honeywell RSUs (#)	Grant Date Fair Value ($)
Olivier Rabiller	2,400	372,936
Alessandro Gili	12,300	1,911,297
Craig Balis	1,690	262,609
Jérôme Maironi	1,600	248,624
Thierry Mabru	1,250	194,238

The grant date fair value of Company RSU awards granted in connection with the Spin-Off made to our Named Executive Officers are as follows:

Named Executive Officer	Company RSUs (#)	Grant Date Fair Value ($)
Olivier Rabiller	232,440	4,126,972
Alessandro Gili	79,990	1,420,222
Craig Balis	43,250	767,904
Jérôme Maironi	54,060	959,835
Thierry Mabru	43,250	767,904

(4)

Amount represents the grant date fair value of Honeywell Stock Options granted prior to the Spin-Off calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 19 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 19 to the consolidated financial statements in Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2018.

(5)

Amounts represent the non-discretionary portion of our ICP earned in 2018. For 2018, the awards under the ICP were prorated based on the Named Executive Officer’s target incentive, and annual base salary, before and after the Spin-Off and the number of days in the year such target incentive and annual base salary was in effect. For 2018, the ICP award was paid by us and no portion of such award was paid by Honeywell. See “Elements of Executive Compensation—Short-Term Incentive Compensation Plan (“ICP”) Awards” for a detailed discussion of the 2018 ICP.

(6)

The change in pension value includes the increase in vested benefits in 2018 under the Honeywell Swiss pension scheme attributable to employer contributions and allocated interest. The change amount for Mr. Balis also includes the change in the value of his U.S. pension benefits attributable to a prior period of employment when employed in the U.S.; as of the filing of this proxy statement we are unable to calculate any interest earned in 2018 that may be considered “above market interest” under SEC rules. See “Nonqualified Deferred Compensation—Fiscal Year 2018” for a detailed discussion of the Honeywell Supplemental Savings Plan and the Garrett Supplemental Savings Plan.

(7)	For 2018, “All Other Compensation” consists of the following:

Item	Olivier Rabiller	Alessandro Gili	Craig Balis	Jérôme Maironi	Thierry Mabru
Car Allowance or Car Lease ($)	21,171	12,350	21,171	9,703	20,466
Family-Related Allowances ($)	—	—	53,592	—	—
Relocation Assistance ($)	—	121,368	—	173,757	—
Excess Liability Insurance ($)	—	—	—	292	—
Tax Planning ($)	3,882	19,656	31,941	47,986	1,309
Total ($)	25,053	153,374	106,704	231,738	21,775

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2018

The following table shows all plan-based awards which Honeywell and the Company granted to the Named Executive Officers during 2018. The share numbers and values shown in the following table with respect to Honeywell equity awards granted prior to the Spin-Off do not reflect the adjustments of such awards that occurred in connection with the Spin-Off, which was effective October 1, 2018. See the section above entitled “– Converted Awards in Spin-Off” for a description of the adjustment of Honeywell equity awards in connection with the Spin-Off.

Name	Grant Date		Company	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Olivier Rabiller		(2)		177,217	354,434	708,868	—	—	—	—	—	—	—
	2/27/2018		Honeywell	—	—	—	288	4,600	9,200	—	—	—	752,008
	2/27/2018	(3)(4)	Honeywell	—	—	—	—	—	—	—	15,800	155.39	373,670	(5)
	2/27/2018	(6)(4)	Honeywell	—	—	—	—	—	—	2,400	—	—	372,936	(7)
	10/1/2018	(8)	Garrett	—	—	—	—	—	—	232,440	—	—	4,126,972	(7)
Alessandro Gili		(2)		152,453	304,905	609,810	—	—	—		—	—	—
	6/1/2018	(9)(4)	Honeywell	—	—	—	—	—	—	12,300	—	—	1,911,297
	10/1/2018	(8)	Garrett	—	—	—	—	—	—	79,990	—	—	1,420,222	(7)
Craig Balis		(2)		64,865	129,729	259,458	—	—	—	—	—	—	—
	2/27/2018	(10)	Honeywell	15,625	250,000	500,000	—	—	—	—	—	—	—
	2/27/2018	(3)(4)	Honeywell	—	—	—	—	—	—	—	11,800	155.39	279,070	(5)
	2/27/2018	(11)(4)	Honeywell	—	—	—	—	—	—	1,690	—	—	262,609	(7)
	10/1/2018	(8)	Garrett	—	—	—	—	—	—	43,250	—	—	767,904	(7)
Jérôme Maironi		(2)		79,376	158,751	317,502	—	—	—	—	—	—	—
	2/27/2018	(10)	Honeywell	14,688	235,000	470,000	—	—	—	—	—	—	—
	2/27/2018	(3)(4)	Honeywell	—	—	—	—	—	—	—	11,200	155.39	264,880	(5)
	2/27/2018	(11)(4)	Honeywell	—	—	—	—	—	—	1,600	—	—	248,624	(7)
	10/1/2018	(8)	Garrett	—	—	—	—	—	—	54,060	—	—	959,835	(7)
Thierry Mabru		(2)		63,025	126,049	252,098	—	—	—	—	—	—	—
	2/27/2018	(10)	Honeywell	11,563	185,000	370,000	—	—	—	—	—	—	—
	2/27/2018	(3)(4)	Honeywell	—	—	—	—	—	—	—	8,700	155.39	205,755	(5)
	2/27/2018	(11)(4)	Honeywell	—	—	—	—	—	—	1,250	—	—	194,238	(7)
	10/1/2018	(8)	Garrett	—	—	—	—	—	—	43,250	—	—	767,904	(7)

(1)

The amounts shown represent the range of potential payouts of Mr. Rabiller’s award under the Honeywell 2018-2020 Performance Plan, which were awarded in a combination of performance share units and performance cash units. In connection with the Spin-Off, Honeywell Performance Plan awards for the 2018-2020 performance period that were held by our employees as of October 1, 2018 were terminated and canceled in accordance with their terms. See “Elements of Executive Compensation—Converted Awards in Spin-Off” for a detailed discussion of the Honeywell 2018-2020 Performance Plan.

(2)

The amounts shown represent the range of potential payouts under the 2018 ICP based on Company performance. For 2018, the awards under the ICP were prorated based on the Named Executive Officer’s target incentive before and after the Spin-Off and the number of days in the year such target incentive was in effect. The actual payouts were determined and paid in February 2019, as shown in the Summary Compensation Table above. The 2018 ICP awards were paid by us and no portion of such awards were paid by Honeywell. See “Elements of Executive Compensation—Short-Term Incentive Compensation Plan (“ICP”) Awards” for a detailed discussion of the 2018 ICP.

(3)

On February 27, 2018, the Honeywell MDCC approved an award of stock options for each Named Executive Officer, other than Mr. Gili, each of which will vest, in equal 25% installments over a four-year period, subject to continued employment on the applicable vesting date, and expire ten years from the date of grant.

(4)	In connection with the Spin-Off, Honeywell RSUs and unvested Honeywell Stock Options were converted into awards of Company RSUs.

(5)

The grant date fair value of Honeywell Stock Options is calculated in accordance with ASC 718. The Honeywell Stock Options are shown at their pre-Spin-Off values. The Honeywell Stock Options were converted at the time of the Spin-Off into Company RSUs covering a number of Company shares such that the pre-Spin-Off value of the underlying Honeywell Stock Options was approximately preserved. For a discussion of valuation assumptions, see Note 19 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 19 to the consolidated financial statements in Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2018.

(6)

On February 27, 2018, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Rabiller, scheduled to vest in substantially equal installments on the second, fourth and sixth anniversaries of the grant date, subject to continued employment on the applicable vesting date.

(7)

The grant date fair value of Honeywell RSUs and Company RSUs is calculated in accordance with ASC 718. The Honeywell RSUs are shown at their pre-Spin-Off values. The Honeywell RSUs were converted at the time of the Spin-Off into Company RSUs covering a number of Company shares such that the pre-Spin-Off value of the underlying Honeywell RSUs was approximately preserved. For a discussion of valuation assumptions, see Note 19 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 19 to the consolidated financial statements in Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2018.

(8)

Pursuant to the offer letters or employment agreement, each entered into in connection with the Spin-Off, on October 1, 2018, we granted Messrs. Rabiller, Gili, Balis, Maironi and Mabru awards of Company RSUs, each of which vest in two equal 50% installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date.

(9)

In connection with Mr. Gili’s commencement of employment with Honeywell, on June 1, 2018, the Honeywell MDCC granted Mr. Gili 12,300 Honeywell RSUs, which vests in two equal installments on each of the first and second anniversaries of the grant date, subject to continued employment through each vesting date.

(10)

The amounts shown represent the range of potential payouts of the executive’s award under the Honeywell 2018-2020 Performance Plan, which were awarded in performance cash units. In connection with the Spin-Off, Honeywell Performance Plan awards for the 2018-2020 performance period that were held by our employees as of October 1, 2018 were terminated and canceled in accordance with their terms. See “Elements of Executive Compensation—Converted Awards in Spin-Off” for a detailed discussion of the Honeywell 2018-2020 Performance Plan.

(11)

On February 27, 2018, the Honeywell MDCC approved awards of Honeywell RSUs for Messrs. Balis, Maironi and Mabru, each scheduled to vest in full on the third anniversary of the grant date, subject to continued employment on the applicable vesting date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the employment agreements and/or offer letters with each of our Named Executive Officers, as in effect in 2018 following the Spin-Off, are described below.

President and Chief Executive Officer—Olivier Rabiller.

On May 2, 2018, Honeywell entered into an offer letter with Mr. Rabiller appointing him as President and Chief Executive Officer of the Company, which became effective upon the completion of the Spin-Off. The letter provides Mr. Rabiller with an annual base salary of $889,786 and an annual cash incentive target opportunity under the ICP equal to 100% of his annual base salary. Under Mr. Rabiller’s offer letter, the 2018 ICP award will be prorated based on Mr. Rabiller’s target incentive before and after the Spin-Off and the number of days in the year such target incentive was in effect. For 2018, the ICP target incentive for Mr. Rabiller while he was an executive of Honeywell was equal to 40% of his annual base salary.

Additionally, under the offer letter, Mr. Rabiller is eligible for an annual grant of equity awards with an initial target opportunity of 325% of annual base salary. Mr. Rabiller’s annual equity award will be determined by the Board and will be based on his individual performance. Further, in connection with the successful completion of the Spin-Off and pursuant to his offer letter, Mr. Rabiller received a grant of Company RSUs valued at $4,300,000, which vests in two equal installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date.

In addition, Mr. Rabiller is eligible to receive vacation benefits in accordance with Company policy.

In the event of Mr. Rabiller’s involuntary termination of employment without cause, he will be entitled to certain payments, as described under “Summary of Potential Payments and Benefits—Termination Events” below. Mr. Rabiller’s offer of employment is also contingent upon his execution of the Company’s intellectual property and non-competition agreements, which include two-year post-termination non-competition and non-solicitation restrictions and customary confidentiality provisions.

Senior Vice President and Chief Financial Officer—Alessandro Gili.

On May 2, 2018, Honeywell Technologies Sàrl, a subsidiary of Honeywell, entered into an employment agreement with Mr. Gili appointing him as Senior Vice President and Chief Financial Officer of the Company. The agreement provides Mr. Gili with an annual base salary of $542,054 and an annual cash incentive target opportunity under the ICP equal to 75% of his annual base salary.

Additionally, under the employment agreement, Mr. Gili is eligible for an annual grant of equity awards with an initial target opportunity of 182% of annual base salary. Mr. Gili’s annual equity award will be determined by the Board. Further, in connection with the successful completion of the Spin-Off and pursuant to his employment agreement, Mr. Gili received a grant of Company RSUs valued at $1,479,806, which vests in two equal installments on each of the third and fourth anniversaries of the grant date, subject to continued employment through each vesting date. Mr. Gili was also granted 12,300 Honeywell RSUs, which vest in two equal installments on each of the first and second anniversaries of the grant date, subject to continued employment through each vesting date.

In addition, Mr. Gili is eligible to receive vacation benefits, a cash car allowance and relocation assistance in connection with his relocation to Switzerland, each, in accordance with Company policy.

In the event of Mr. Gili’s termination of employment, he will be entitled to certain payments, as described under “Summary of Potential Payments and Benefits—Termination Events” below.

Other Named Executive Officers—Craig Balis, Thierry Mabru, and Jérôme Maironi.

Honeywell entered into offer letters with each of Messrs. Balis, Mabru, and Maironi.

The offer letters for Messrs. Balis, Mabru, and Maironi each provide for an annual base salary of $409,097, $414,211, and $460,234, respectively, and an annual cash incentive target opportunity under the ICP equal to 55%, 55% and 60% of the executive’s annual base salary, respectively. Under the offer letters, the 2018 ICP awards were prorated based on the Named Executive Officer’s target incentive before and after the Spin-Off and the number of days in the year such target incentive was in effect. For 2018, the ICP target incentive for Messrs. Balis, Mabru, and Maironi while each was an executive of Honeywell was equal to 55%, 55%, and 60% of the executive’s annual base salary, respectively.

Additionally, under the offer letters, each of Messrs. Balis, Mabru, and Maironi is eligible for an annual grant of equity awards with an initial target opportunity of 200%, 160% and 189%, respectively, of the executive’s annual base salary. Annual equity awards will be determined by the Board and are based on the executive’s individual performance.

Under the offer letters and in connection with the successful completion of the Spin-Off, each of Messrs. Balis, Mabru, and Maironi also received grants of Company RSUs valued at $800,000 for Messrs. Balis and Mabru and $1,000,000 for Mr. Maironi. The awards vest in two equal installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date.

In addition, Messrs. Balis, Mabru, and Maironi are eligible to receive vacation benefits in accordance with Company policy. Further, Mr. Maironi is also entitled to relocation assistance in connection with his relocation to Switzerland in accordance with Company policy.

In the event of Messrs. Balis, Mabru, or Maironi’s involuntary termination of employment without cause, they will be entitled to certain payments, as described under “Summary of Potential Payments and Benefits—Termination Events” below. The offer letters for Messrs. Balis, Mabru and Maironi are also contingent upon the execution of the Company’s intellectual property and non-competition agreements, which include two-year post-termination non-competition and non-solicitation provisions and customary confidentiality provisions.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table shows all outstanding Company equity awards held by the named executive officers as of December 31, 2018:

		Stock Awards

Name(1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)

Olivier Rabiller	7/26/2013	13,684	(3)	168,861
	2/26/2015	8,577	(4)	105,840
	2/25/2016	33,193	(5)	409,602
	7/29/2016	85,186	(6)	1,051,195
	2/28/2017	71,477	(7)	882,026
	2/28/2017	36,934	(8)	455,766
	2/27/2018	41,991	(9)	518,169
	10/1/2018	232,440	(10)	2,868,310

Alessandro Gili	6/1/2018	111,139	(11)	1,371,455
	10/1/2018	79,990	(10)	987,077

Craig Balis	7/26/2013	22,132	(3)	273,109
	2/27/2014	33,216	(12)	409,885
	2/26/2015	9,430	(4)	116,366
	2/25/2016	39,791	(5)	491,021
	2/28/2017	59,241	(7)	731,034
	7/27/2017	27,639	(13)	341,065
	2/27/2018	30,431	(14)	375,519
	10/1/2018	43,250	(10)	533,705

Jérôme Maironi	7/25/2014	23,152	(15)	285,696
	2/26/2015	10,719	(4)	132,272
	2/25/2016	46,487	(5)	573,650
	2/28/2017	66,474	(7)	820,289
	2/27/2018	28,846	(14)	355,960
	10/1/2018	54,060	(10)	667,100

		Stock Awards

Name(1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)

Thierry Mabru	7/25/2012	17,523	(16)	216,234
	2/26/2015	6,859	(4)	84,640
	7/31/2015	19,452	(17)	240,038
	2/25/2016	29,845	(5)	368,287
	2/28/2017	46,191	(7)	569,997
	7/27/2017	23,032	(13)	284,215
	2/27/2018	22,472	(14)	277,304
	10/1/2018	43,250	(10)	533,705

(1)	The quantity of Honeywell Stock Options that were vested as of the Spin-Off and remain exercisable by the Named Executive Officers are shown in the table below.

Named Executive Officer	Grant Date	Exercisable Options (#)

Olivier Rabiller	2/29/2012	8,927
	2/27/2013	9,978
	2/27/2014	9,978
	2/26/2015	7,876
	2/25/2016	5,250
	2/28/2017	5,743

Alessandro Gili	—	—

Craig Balis	2/27/2014	4,445
	2/26/2015	2,888
	2/25/2016	5,465
	2/28/2017	3,263

Jérôme Maironi	2/26/2015	2,012
	2/25/2016	7,352
	2/28/2017	3,655

Thierry Mabru	—	—

(2)

The market value of shares of Company RSUs that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2018 ($12.34) by the number of unvested Company RSUs outstanding under the award.

(3)

On July 26, 2013, the Honeywell MDCC approved awards of Honeywell RSUs for each of Messrs. Rabiller and Balis, each scheduled to vest in substantially equal installments on the third, fifth and seventh anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(4)

On February 26, 2015, the Honeywell MDCC approved awards of Honeywell RSUs for each Named Executive Officer, other than Mr. Gili, each scheduled to vest in full on the third anniversary of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(5)

On February 25, 2016, the Honeywell MDCC approved awards of Honeywell RSUs for each Named Executive Officer, other than Mr. Gili, each scheduled to vest in full on the third anniversary of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(6)

On July 29, 2016, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Rabiller, scheduled to vest in substantially equal installments on each of July 31, 2019, 2021 and 2023, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(7)

On February 28, 2017, the Honeywell MDCC approved awards of Honeywell RSUs for each Named Executive Officer, other than Mr. Gili, each scheduled to vest in full on the third anniversary of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(8)

On February 28, 2017, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Rabiller, scheduled to vest in substantially equal installments on the second, third and fourth anniversaries of the grant date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(9)

On February 27, 2018, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Rabiller, scheduled to vest in substantially equal installments on the second, fourth and sixth anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(10)

Pursuant to the offer letters or employment agreement, each entered into in connection with the Spin-Off, on October 1, 2018, we granted each Named Executive Officer awards of Company RSUs, each of which vest in two equal 50% installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date.

(11)

In connection with Mr. Gili’s commencement of employment with Honeywell, on June 1, 2018, the Honeywell MDCC granted Mr. Gili 12,300 Honeywell RSUs, which vests in two equal installments on each of the first and second anniversaries of the grant date, subject to continued employment through each vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(12)

On February 27, 2014, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Balis, scheduled to vest in substantially equal installments on the third, fifth and seventh anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(13)

On July 27, 2017, the Honeywell MDCC approved awards of Honeywell RSUs for Messrs. Balis and Mabru, each scheduled to vest in substantially equal installments on the second, fourth and sixth anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(14)

On February 27, 2018, the Honeywell MDCC approved awards of Honeywell RSUs for each of Messrs. Balis, Maironi and Mabru, each scheduled to vest in full on the third anniversary of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(15)

On July 25, 2014, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Maironi, scheduled to vest in substantially equal installments on the third, fifth and seventh anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(16)

On July 25, 2012, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Mabru, scheduled to vest in substantially equal installments on the third, fifth and seventh anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

(17)

On July 31, 2015, the Honeywell MDCC approved an award of Honeywell RSUs for Mr. Mabru, scheduled to vest in substantially equal installments on the third, fifth and seventh anniversaries of the grant date, subject to continued employment on the applicable vesting date. These Honeywell RSUs were converted into Company RSUs in connection with Spin-Off.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2018

The following table shows for 2018 the number of shares acquired upon exercise of Honeywell option awards and the vesting of Honeywell and Company stock awards and the value realized upon such exercise and vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Olivier Rabiller	29,932	2,915,844	3,404	512,439

Alessandro Gili	—	—	—	—

Craig Balis	8,597	478,260	4,542	684,879

Jérôme Maironi	17,284	1,109,121	4,831	727,893

Thierry Mabru	8,964	384,684	2,607	391,769

(1)	Represents the difference between the fair market value of the Honeywell common stock underlying the options at exercise and the exercise price of the option.

(2)	Represents the amounts realized based on the fair market value of Honeywell common stock or our common stock, as applicable, on the vesting date.

PENSION BENEFITS—FISCAL YEAR 2018

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers in 2018. For 2018, the Named Executive Officers all participated in a pension plan sponsored in Switzerland and named “Pensionskasse der Honeywell Schweiz” (the “Honeywell Swiss Plan”). Honeywell Swiss Plan benefits depend on each Named Executive Officer’s annual contribution election and age. The column in the table below entitled “Present Value of Accumulated Benefits” represents the value of the employer contributions in the Honeywell Swiss Plan with related interest, converted to U.S. dollars. Employee contributions and related interest are not included. In addition, prior to his transfer from the U.S. to Switzerland, Mr. Balis was eligible to earn a pension benefit under two U.S. plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”), each as more fully described below. We are not aware of any payments under these plans in 2018. Beginning in 2019, the Named Executive Officers were eligible to participate in a pension plan sponsored in Switzerland and named “Columna Sammelstiftung Client Invest Winterthur”.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)

Olivier Rabiller	Honeywell Swiss Plan(1)	8	533,997

Alessandro Gili	Honeywell Swiss Plan(1)	0.6	27,141

Craig Balis	Honeywell Swiss Plan(1)	4.6	362,817
	U.S. REP(2)	24.8	577,330
	U.S. SERP(2)	24.8	426,235

Jérôme Maironi	Honeywell Swiss Plan(1)	0.5	17,944

Thierry Mabru	Honeywell Swiss Plan(1)	7.8	326,839

(1)	Honeywell Swiss Plan benefits are not dependent upon years of credited service.

(2)	The present value of the U.S. REP and U.S. SERP retirement benefits for Mr. Balis are calculated using a 3.34% thirty-year Treasury rate, the 417e2019 mortality table, and a retirement age of 65.

Honeywell Swiss Plan Information

The Honeywell Swiss Plan is a broad-based pension plan in which a significant portion of Honeywell’s Swiss employees participate. The Honeywell Swiss Plan complies with Swiss tax requirements applicable to broad-based pension plans. Normal retirement age under the Honeywell Swiss Plan is 65. All benefits are immediately vested.

The Named Executive Officers can contribute to the Honeywell Swiss Plan based on their age at rates that range from 0-11% of pensionable salary with additional contributions for death and disability benefits. Employer contributions are also based on the Named Executive Officer’s age at rates that range from 0-11% of pensionable salary with additional contributions for death and disability benefits. Participants are guaranteed a minimum interest rate of return each year which is approved by the Honeywell Swiss Plan trustee board. For 2018, this minimum rate was 3%.

The Honeywell Swiss Plan defines pensionable salary as the sum of annual base salary, approved bonus (for death and disability benefits, average bonus for last three years), sales incentives/commissions, lump sum merit increases, prior year’s emergency service pay, health insurance contributions, private share of company car, and general rail subscription or equivalent payment, minus the annual coordination amount and limited to the Honeywell Swiss Plan’s annual pay limit. For 2018, the annual coordination amount was $25,236 and the Honeywell Swiss Plan’s annual pay limit was $865,240.

Annual benefits under the Honeywell Swiss Plan are calculated at a Named Executive Officer’s retirement date and are equal to a percentage of the Named Executive Officer’s account balance specified in the Honeywell Swiss Plan based on his age and retirement year. The normal payment form is a joint and 60% survivor annuity with the member’s surviving spouse, with a lump sum option.

Swiss pension law requires participants who were covered by the pension plan of another employer to transfer the termination benefit of that pension plan into the Honeywell Swiss Plan. Participants are permitted to withdraw part of the termination benefit, or pledge the termination benefit, for home ownership.

Mr. Balis: U.S. Plan Information

Prior to his transfer to Switzerland in June 2014, Mr. Balis earned a pension benefit under the SERP and the REP. Mr. Balis’ total pension benefit from Honeywell is the sum of his Honeywell Swiss Plan benefits, his REP benefits, and his SERP benefits.

The REP and SERP benefits depend on the length of Mr. Balis’ U.S. covered employment. The table column entitled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the present value of the full pension benefit that he has earned. It is based on various assumptions, including assumptions about how long he will live and future interest rates.

The REP is a tax-qualified pension plan in which most of Honeywell’s U.S. employees participate. The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. Honeywell makes up for this difference, in part, by providing supplemental pensions through the SERP.

The benefit formula that applies to Mr. Balis under these plans is (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces the highest average) times (2) credited service. Compensation includes base pay, paid short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The REP compensation is limited by U.S. tax rules while the SERP compensation is not.

The SERP benefits will be paid in a lump sum on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date. Mr. Balis is entitled to receive his REP benefit in other payment forms, including joint and survivor annuities. However, the value of each available payment form is the same.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2018

The following table provides information on the defined contribution or other plans that during 2018 provided for deferrals of compensation to our Named Executive Officer’s on a basis that is not tax-qualified.

Name	Plan	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance as of December 31, 2018 ($)

Olivier Rabiller	Growth Plan(1)	—	108,000	—	—	108,000

Craig Balis	Honeywell Supplemental Savings Plan(2)	—	—	15,218	—	—
	Garrett Supplemental Savings Plan(3)	—	—	4,292	—	329,891
	Growth Plan(1)	—	62,100	—	—	62,100

Jérôme Maironi	Growth Plan(1)	—	206,000	—	—	206,000

Thierry Mabru	Growth Plan(1)	—	46,800	—	—	46,800

(1)

The Growth Plan amounts represent 50% of the Growth Plan award previously reported or reportable in Honeywell’s Summary Compensation Table for the calendar year ended December 31, 2017. This portion of the Growth Plan amount was paid in March 2019. Generally, to receive a Growth Plan payment, the Named Executive Officer must be actively employed on the payment date.

(2)

In 2018 and prior to the Spin-Off, Mr. Balis participated in the Honeywell Supplemental Savings Plan. In 2018, Mr. Balis did not contribute to the plan (and Honeywell did not make any matching contributions to his account); however, his account continued to earn interest under the plan. All deferred compensation amounts are unfunded and unsecured obligations of Honeywell and are subject to the same risks as any of Honeywell’s general obligations. No amounts reported in the table above for Mr. Balis have been reported in Honeywell’s Summary Compensation Table for previous years.

(3)

In 2018 and effective as of the Spin-Off, Mr. Balis participated in the Garrett Supplemental Savings Plan. Mr. Balis does not contribute to the plan (and Garrett is not actively making any matching contributions to his account); however, his account continues to earn interest under the plan. All deferred compensation amounts are unfunded and unsecured obligations of Garrett and are subject to the same risks as any of Garrett’s general obligations. No amounts reported in the table above for Mr. Balis have been reported in our Summary Compensation Table for 2018.

Honeywell Supplemental Savings Plan (“SS Plan”)

Prior to his transfer to Switzerland in June 2014, Mr. Balis participated in a U.S. nonqualified deferred compensation plan that permits executives to defer the portion of their annual base salary that could not be contributed to Honeywell’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. Employer matching contributions are credited after one year of service and to the extent amounts were not already matched under the 401(k) plan.

Participant deferrals are credited with a rate of interest, compounded daily, based on Honeywell’s 15-year cost of borrowing. The rate is subject to change annually, and for 2018, this rate was 3.38%. Matching contributions are treated as invested in Honeywell common stock with dividends reinvested. However, the employer stock portion of Mr. Balis’ account was converted to a cash amount upon the Spin-Off. All distributions from the Honeywell SS Plan will be in cash.

Mr. Balis elected to receive his Honeywell SS Plan benefits in a lump sum in January of the year following his separation from service. Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Garrett Supplemental Savings Plan (“Garrett SS Plan”)

Effective as of the Spin-Off, Mr. Balis’ account balance under the Honeywell SS Plan was transferred to our Garrett SS Plan. Similar to the Honeywell SS Plan, the Garrett SS Plan is a U.S. nonqualified deferred compensation plan that permits executives to defer the portion of their pre-tax compensation and incentive compensation that could not be contributed to Garrett’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. Employer matching contributions are discretionary and immediately vested.

Participant deferrals are credited with a rate of interest, compounded daily, based on the Fidelity U.S. Bond Index Fund. The rate is subject to change daily, and for 2018, the average rate was 0.03%.

Mr. Balis elected to receive his Garrett SS Plan benefits in a lump sum, which amount will be paid on the later of six months or in January of the year following his separation from service. Amounts deferred cannot be withdrawn before the distribution date for any reason.

SUMMARY OF POTENTIAL PAYMENTS AND BENEFITS—TERMINATION EVENTS

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

Company Executive Severance

Employment Agreements and Offer Letters

Olivier Rabiller.    Under Mr. Rabiller’s offer letter, upon an involuntary termination of employment, other than for cause, Mr. Rabiller will be entitled to 24 months of base salary continuation and target incentive compensation, which will be extended to 36 months in the case of such termination within two years after a change in control of the Company.

Alessandro Gili.    Under Mr. Gili’s employment agreement, Mr. Gili is entitled to a six-month notice period upon a termination of employment by the Company, whereby the Company is obligated to provide Mr. Gili with continued salary and benefits for the duration of the notice period regardless of whether Mr. Gili will continue to provide services to the Company. Additionally, upon an involuntary termination of employment, other than for cause, Mr. Gili will be entitled to 18 months of base salary continuation and target incentive compensation, which will be extended to 36 months in the case of such termination within two years after a change in control of the Company that occurs within two years after the Spin-Off.

Company Severance Plan

Our Named Executive Officers are eligible for severance payments and benefits upon a qualifying termination of employment under our Company severance plan. Upon an involuntary termination of employment by the Company, the Named Executive Officers are entitled to 18 months of base salary continuation, target incentive compensation prorated for the severance period and continued health and welfare benefits for the duration of the severance period, in each case, which will be extended to 24 months in the case of such termination following a change in control. We do not provide our Named Executive Officers, all of whom reside in Switzerland, with continued health and welfare benefits upon a qualifying termination of employment as these benefits typically are provided by the government.

Honeywell Transportation Systems Retention Program

Under the terms of the retention program, upon a termination of employment due to the Named Executive Officer’s death or an involuntary termination of employment, other than for cause, prior to the end of the applicable retention period, the Named Executive Officer or his estate, as applicable, will receive the remaining portion of the retention payment.

2018 Stock Incentive Plan

Terms of Equity Awards.    Under the terms of the 2018 Stock Incentive Plan, or the 2018 Plan, in the event of a change in control, if the successor corporation refuses to assume or substitute any outstanding equity, or the executive is terminated without “cause” or for “good reason” (each as defined in the 2018 Plan and further below) within 24 months of the change in control, in each case, such equity awards will immediately vest and, if applicable, become exercisable and be deemed exercised immediately prior to the change in control transaction. Additionally, under the 2018 Plan, any outstanding equity awards will immediately vest and, if applicable, become exercisable and be deemed exercised, upon the death or disability of the executive.

Honeywell Executive Severance

Prior to the Spin-Off, the Named Executive Officers were entitled to benefits under the “Honeywell Executive Level Termination & Severance Policy—Switzerland” (“Executive Severance Policy”). In addition to the Executive Severance Policy, other Honeywell benefits plans, such as its annual incentive compensation plan and long-term incentive plan, have provisions that would have impacted these benefits.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our Named Executive Officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2018. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2018 Plan. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this filing, are not included in the table below in accordance with the applicable disclosure requirements, even though they may become payable at the times specified in the table.

Name	Benefit	Death ($)	Disability ($)	Termination Without Cause (no Change in Control) ($)	Termination Without Cause in Connection with a Change in Control ($)

Olivier Rabiller	Cash	109,793	109,793	3,668,937	5,448,509
	Equity Acceleration(1)	6,459,769	6,459,769	—	6,459,769
	All Other Payments or Benefits(2)	280,583	—	280,583	280,583
	Total	6,850,145	6,569,562	3,949,520	12,188,861

Alessandro Gili	Cash	209,421	209,421	1,632,314	3,055,206
	Equity Acceleration(1)	2,358,532	2,358,532	—	2,358,532

	All Other Payments or Benefits	—	—	—	—
	Total	2,567,953	2,567,953	1,632,314	5,413,738

Craig Balis	Cash	63,132	63,132	1,014,283	1,331,332
	Equity Acceleration(1)	3,271,704	3,271,704	—	3,271,704
	All Other Payments or Benefits	161,336	—	161,336	161,336
	Total	3,496,171	3,334,836	1,175,618	4,764,371

Jérôme Maironi	Cash	209,422	209,422	1,313,983	1,682,170
	Equity Acceleration(1)	2,834,967	2,834,967	—	2,834,967
	All Other Payments or Benefits(2)	—	—	—	—
	Total	3,044,389	3,044,389	1,313,983	4,517,137

Thierry Mabru	Cash	47,578	47,578	1,010,619	1,331,632
	Equity Acceleration(1)	2,574,420	2,574,420	—	2,574,420
	All Other Payments or Benefits(2)	121,586	—	121,586	121,586
	Total	2,743,584	2,621,998	1,132,205	4,027,638

(1)

Represents the sum of the values attributable to the accelerated vesting of the unvested portion of all outstanding Company RSUs held by the executive officer as of December 31, 2018. The value of the accelerated equity awards was calculated based on the closing price of our common stock on December 31, 2018 ($12.34).

(2)	Represents remaining portion of payments under the retention program that would have been payable upon a qualifying termination prior to the end of the retention period, which ended February 28, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the 2018 Plan and the 2018 Stock Plan for Non-Employee Directors as of December 31, 2018:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (#)(1)

Equity compensation plans approved by security holders	3,369,622	(2)	—	7,025,926

Equity compensation plan not approved by security holders	—		—	—

Total	3,369,622		—	7,025,926

(1)	Consists of the 2018 Plan and the 2018 Stock Plan for Non-Employee Directors.

(2)	Represents 3,369,622 shares underlying unvested Company RSUs issued under the 2018 Plan.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Agreements

In 2018, we entered into letter agreements with each of our non-employee directors, effective upon the Spin-Off. The letter agreements generally provide a total compensation package that includes annual cash fees and annual restricted stock unit grants to fairly compensate our non-employee directors for the time and effort necessary to serve on the Board.

Under the letter agreements, our non-employee directors receive a cash retainer for service on the Board and for service on each committee of which the non-employee director is a member. The Independent Chairperson of the Board and the Chairperson of each committee may receive a higher retainer for such service. Cash retainers are paid quarterly on the first business day of the applicable quarter. The fees paid to our non-employee directors for service on the Board are as follows:

Cash Compensation

Annual Cash Retainer	$80,000

Independent Chairperson Annual Cash Retainer	$100,000

Committee Chair Annual Cash Retainer

Audit	$20,000

Compensation	$15,000

Nominating and Governance	$15,000

Other Committees	$10,000

Committee Member Annual Cash Retainer

Audit	$10,000

Compensation	$7,500

Nominating and Governance and Other Committees	$5,000

In addition, each of our non-employee directors is eligible to receive an annual restricted stock unit grant with a total target value of $120,000 (the actual number of restricted stock units to be determined by dividing the target value by the fair market value of Company common stock on the date of the annual meeting of stockholders). The restricted stock units will vest on the earlier of the one-year anniversary of the grant date, death, disability or the non-employee director’s removal from the Board in connection with a change in control.

Our non-employee directors will receive a prorated annual restricted stock unit grant for their service on our Board for the remainder of the 2018 calendar year after the Spin-Off, with the number of restricted stock units based on the closing price of the Company’s common stock on a “when issued” basis on the day immediately prior to date of the Spin-Off. These restricted stock units will be granted to our non-employee directors in the first quarter of 2019. As described above, these restricted stock units will vest on the earlier of the one-year anniversary of the Spin-Off date, death, disability or the non-employee director’s removal from the Board in connection with a change in control.

We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings and provide our non-employee directors with business travel accident insurance.

In accordance with our 2018 Stock Plan for Non-Employee Directors, the maximum number of shares with respect to which awards may be granted to any non-employee director during any calendar year is 20,000.

Stock Ownership Guidelines

Under our non-employee director stock ownership guidelines, each non-employee director is required to hold a number of shares of Company common stock having a market value equal to or greater than five times the annual base cash retainer payable to the non-employee director. Until the applicable ownership guideline is achieved, each non-employee director is required to retain at least 50% of the shares acquired from Company restricted stock unit grants, other than any shares required to be sold to pay applicable taxes. Once the applicable ownership guideline is achieved, the aforementioned retention ratio will no longer apply. If a non-employee director’s share ownership subsequently falls back below the applicable ownership guideline and remains below the ownership guideline on a continuous basis for a period of more than 24 months, the non-employee director will be required to comply again with the retention ratio until such time as the non-employee director again achieves the ownership guideline.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2018. Mr. Rabiller, who served as our President and Chief Executive Officer during the year ended December 31, 2018, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Rabiller is reported in the Summary Compensation Table included under “Executive Compensation.”

2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)

Carlos M. Cardoso	58,125	58,125

Maura J. Clark	25,625	25,625

Courtney M. Enghauser	23,750	23,750

Susan L. Main	23,750	23,750

Carsten J. Reinhardt	23,750	23,750

Scott A. Tozier	26,875	26,875

(1)	Reflects cash retainer fees earned by our directors in 2018. Our directors received a pro-rata portion of the annual cash retainer fees from the date of the Spin-Off through the remainder of 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 15, 2019, by:

•

each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of such date based on currently available Schedules 13D and 13G filed with the SEC;

•	each of our directors (which includes all nominees);

•	our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock issuable under restricted stock units that will vest, and stock options that will be exercisable, on or before June 14, 2019, are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is La Pièce 16, Rolle, Switzerland 1180. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned(1)

Holders of more than 5% of our Common Stock

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,682,139	(2)	11.6%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,406,825	(3)	9.9%

Deccan Value Investors L.P. Vinit Bodas One Fawcett Place Greenwich, CT 06830	7,031,600	(4)	9.4%

Sessa Capital (Master), L.P. and affiliated funds 888 Seventh Avenue, 30th Floor New York, NY 10019	5,772,464	(5)	7.4%

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned(1)

Directors (including all nominees) and Named Executive Officers

Olivier Rabiller	49,111		*

Carlos M. Cardoso	0		*

Maura J. Clark	0		*

Courtney M. Enghauser	0		*

Susan L. Main	0		*

Carsten J. Reinhardt	0		*

Scott A. Tozier	0		*

Craig Balis	62,794		*

Alessandro Gili	55,569	(6)	*

Thierry Mabru	35,050		*

Jérôme Maironi	57,239		*

All current directors and executive officers as a group (13 persons)	298,648	(7)	4.0%

*	Less than 1% of our outstanding common stock.

(1)	Applicable percentage of ownership for each holder is based on 74,583,259 shares of common stock outstanding on April 15, 2019.

(2)

Information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 31, 2019. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 8,349,117 shares and sole dispositive power over all 8,682,139 shares.

(3)

Information is based on a Schedule 13G/A filed by The Vanguard Group on March 11, 2019. According to the Schedule 13G/A, The Vanguard Group has sole voting power with respect to 37,663 shares, sole dispositive power with respect to 7,363,146 shares, shared voting power with respect to 11,461 shares, and shared dispositive power with respect to 43,679 shares.

(4)

Information is based on a Schedule 13G filed by Deccan Value Investors L.P. (the “Deccan Investment Manager”) and Vinit Bodas on February 14, 2019. According to the Schedule 13G, each of the Deccan Investment Manager and Mr. Bodas has shared voting power and shared dispositive power over 7,031,600 shares. The Deccan Investment Manager serves as an investment manager with respect to the shares held by certain funds and managed accounts. Mr. Bodas is the managing member of Deccan Value LLC, the general partner of the Deccan Investment Manager.

(5)

Information is based on a Schedule 13G/A filed by Sessa Capital (Master), L.P. (the “Sessa Fund”), Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC and John Petry on February 12, 2019. According to the Schedule 13G/A, each of the Sessa Fund, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM, GP, LLC and John Petry has sole voting and dispositive power over 5,772,464 shares. The Sessa Fund directly beneficially owns all 5,772,464 shares. Sessa Capital GP, LLC is the general partner of the Sessa Fund, Sessa Capital IM, L.P. is the investment manager of the Sessa Fund, Sessa Capital IM GP, LLC is the general partner of Sessa Capital IM, L.P. and Mr. Petry is the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC.

(6)	Includes 55,569 shares of common stock underlying restricted stock units that will vest on or before June 14, 2019.

(7)	Includes an aggregate of 55,569 shares of common stock underlying restricted stock units that will vest on or before June 14, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2018 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationships and Transactions Related to the Spin-Off

The Spin-Off from Honeywell

Prior to the Spin-Off, Honeywell was our sole stockholder. In connection with the Spin-Off, we and Honeywell entered into certain agreements that govern our relationship and provided for an orderly transition to our status as an independent, publicly-traded company. Following the Spin-Off, Honeywell no longer holds any of our common stock, and we and Honeywell operate independently. Below is a summary of the terms of the agreements we entered into with Honeywell in connection with the Spin-Off.

Indemnification and Tax Agreements

Indemnification and Reimbursement Agreement

On September 12, 2018, we entered into the Indemnification and Reimbursement Agreement with Honeywell, under which we are required to make certain payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to Honeywell’s legacy Bendix friction materials business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business prior to our Spin-Off, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. Pursuant to the terms of the Indemnification and Reimbursement Agreement, we are responsible for paying to Honeywell such amounts, up to a cap of an amount equal to the Distribution Date Currency Exchange Rate (1.16977 USD = 1 EUR) equivalent of $175 million (exclusive of any late payment fees) in respect of such liabilities arising in any given calendar year. The payments that we are required to make to Honeywell pursuant to the terms of the Indemnification and Reimbursement Agreement will not be deductible for U.S. federal income tax purposes. The Indemnification and Reimbursement Agreement provides that the agreement will terminate upon the earlier of (x) December 31, 2048 or (y) December 31st of the third consecutive year during which certain amounts owed to Honeywell during each such year were less than $25 million as converted into Euros in accordance with the terms of the agreement. In 2018, we made €36.2 million ($41.0 million) in payments to Honeywell under the Indemnification and Reimbursement Agreement.

Tax Matters Agreement

On September 12, 2018, we entered into a Tax Matters Agreement with Honeywell. The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Honeywell and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Honeywell for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to Garrett for all periods, including periods prior to the completion date of the Spin-Off. Among other items, as a result of the mandatory transition tax imposed by the Tax Cuts and Jobs Act, one of our subsidiaries is required to make payments to a subsidiary of Honeywell in the amount representing the net tax liability of Honeywell under the mandatory transition tax attributable to us, as determined by Honeywell. We currently estimate that our aggregate payments to Honeywell with respect to the mandatory transition tax will be $240 million. Under the terms of the Tax Matters Agreement, we are required to pay this amount in Euros, without interest, in five annual installments, each equal to 8% of the aggregate amount, followed by three additional annual installments equal to 15%, 20% and 25% of the aggregate amount, respectively.

In addition, the Tax Matters Agreement addresses the allocation of liability for taxes incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. The Tax Matters Agreement also provides that we are required to indemnify Honeywell for certain taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law. In 2018, we made €16.4 million ($18.7 million) in payments to Honeywell under the Tax Matters Agreement.

The Tax Matters Agreement also imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 of the Internal Revenue Code of 1986, as amended, and are intended to preserve the tax-free nature of the Spin-Off.

Other Honeywell Agreements

In connection with the Spin-Off, we entered into various other agreements with Honeywell, which are briefly described below. For a more complete description of these agreements, please see our Form 8-K filed with the SEC on October 1, 2018.

Separation and Distribution Agreement

On September 27, 2018, we entered into a Separation and Distribution Agreement with Honeywell in advance of the Spin-Off, which sets forth our agreements with Honeywell regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Honeywell following the Spin-Off. In 2018, we made €1,462.8 million ($1,701.9 million) in payments to Honeywell under the Separation and Distribution Agreement.

Transition Services Agreement

On September 27, 2018, we entered into a Transition Services Agreement pursuant to which Honeywell agreed to provide us, and we agreed to provide Honeywell, with specified services, including information technology, financial, human resources and labor, health, safety and environmental, sales, product stewardship, operational and manufacturing support, procurement, customer support, supply chain and logistics and legal and contract and other specified services, for a limited time to help ensure an orderly transition following the Spin-Off. Under the agreement, the service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis. In 2018, we made $4.9 million in payments to Honeywell under the Transition Services Agreement.

Employee Matters Agreement

On September 27, 2018, we entered into an Employee Matters Agreement with Honeywell that addresses certain employment and employee compensation and benefits matters following the Separation. During 2018, we did not make any payments to Honeywell under the Employee Matters Agreement.

Intellectual Property Agreement

On September 27, 2018, we entered into an Intellectual Property Agreement with Honeywell, pursuant to which, among other things, we agreed not to assert our intellectual property rights against Honeywell or (with limited exceptions) act to impair Honeywell’s intellectual property rights, and Honeywell agreed not to assert its intellectual property rights against us or (with limited exceptions) act to impair our intellectual property rights, in each case for a period of five years. We granted to Honeywell, and Honeywell granted to us, a perpetual royalty-free license to certain intellectual property that has historically been shared between us and Honeywell and we agreed to negotiate a commercial license with Honeywell under other intellectual property rights in the event either we or Honeywell determine such rights are necessary in order to pursue new projects in the ordinary course of business for a period of five years. In 2018, we did not make any payments to Honeywell under the Intellectual Property Agreement.

Trademark License Agreement

On September 27, 2018, we entered into a Trademark License Agreement with Honeywell pursuant to which, among other things, Honeywell granted us a fully paid-up, royalty free, nonsublicenseable, non-exclusive license to use certain of Honeywell’s trademarks, trade names and service marks with respect to the “Honeywell” brand in connection with the sale, provision, marketing, performance and promotion of the products, services and offerings of the Business as its exists immediately prior to the Spin-Off. In 2018, we did not make any payments to Honeywell under the Trademark License Agreement.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures (the “Policy”) for the review, approval and ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (“Related Person Transactions”) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “Related Person” had, has or will have a direct or indirect material interest. Under the Policy, a “Related Person” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, executive officer or a nominee to become a director of the Company; (ii) any person (or group) who is the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Prior to entering into any Related Person Transaction, the Related Person must provide notice to our General Counsel of the facts and circumstances of the proposed Related Person Transaction. The Policy calls for the proposed transaction to be assessed by the General Counsel and, if determined to be a Related Person Transaction, submitted to the Nominating and Governance Committee for its consideration at the next Nominating and Governance Committee meeting or, if the General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable to wait until the next Nominating and Governance Committee meeting, to the Chair of the Nominating and Governance Committee.

The Nominating and Governance Committee or Chair of the Nominating and Governance Committee, as applicable, will review and consider all the relevant facts and circumstances available, including but not limited to:

•	the benefits to the Company of the proposed transaction;

•

the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, stockholder or executive officer; and

•	the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally.

The Nominating and Governance Committee (or the Chair of the Nominating and Governance Committee) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company, as the Nominating and Governance Committee (or its Chair) determines in good faith. From time to time, the Nominating and Governance Committee shall review certain previously approved or ratified Related Person Transactions that remain ongoing in nature.

Except for the agreements discussed above, which were entered into prior to the Spin-Off, we have not been a party to any Related Person Transactions since January 1, 2018.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of Deloitte SA as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although stockholder ratification of the appointment of Deloitte SA is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its appointment of Deloitte SA. Representatives of Deloitte SA are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders. Even if the selection of Deloitte SA is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

As previously disclosed in the Form 8-K filed with the SEC on November 6, 2018 (the “Form 8-K”), on November 1, 2018, the Audit Committee approved the engagement of Deloitte SA as the Company’s independent registered public accounting firm, effective immediately. On the same date, the Audit Committee dismissed Deloitte & Touche LLP (“Deloitte US”) as the Company’s independent registered public accounting firm.

In connection with the Spin-Off, Honeywell had engaged Deloitte US to audit the combined financial statements of the Business included in the Company’s Registration Statement on Form 10, as amended and filed with the Securities and Exchange Commission on September 5, 2018 (the “Form 10”). The report of Deloitte US on the combined financial statements of the Business for each of the two fiscal years ended December 31, 2016 and 2017 included in the Form 10 did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2016 and December 31, 2017, and the subsequent interim period through November 1, 2018, there were no (a) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Deloitte US on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte US would have caused Deloitte US to make reference to the matter in connection with its report, or (b) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in the Form 10, a material weakness in internal control over financial reporting was identified in August 2018 related to the estimation in the liability for unasserted Bendix-related asbestos claims. Specifically, it was determined that there were not effective controls in place to provide reasonable assurance that a material error would be prevented or detected related to the application of ASC 450 (Contingencies) in the estimation of such Bendix-related asbestos liability. Prior to the Spin-Off, and at the time the material weakness was identified, the Company was not a standalone entity and did not have a board of directors or an audit committee. Therefore, the Audit Committee did not discuss the material weakness with Deloitte US. The Company has authorized Deloitte US to respond fully to the inquiries of Deloitte SA concerning the material weakness.

During the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through November 1, 2018, neither the Company nor the Business, nor anyone on their behalf, consulted with Deloitte SA with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte SA concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Deloitte US with a copy of the disclosures that it made in the Form 8-K and requested that Deloitte US furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained in such Form 8-K. A copy of Deloitte US’s letter, dated November 6, 2018, was filed as Exhibit 16.1 to the Form 8-K.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte SA as our independent registered public accounting firm for the year ending December 31, 2019.

Principal Accountant Fees and Services

The following table summarizes the fees of Deloitte SA, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2018	2017

Audit Fees(1)	$3,090,800	—

Audit-Related Fees(2)	$1,300	—

Tax Fees	—	—

All Other Fees(3)	$50,000	—

Total Fees	$3,142,100	—

(1)

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	All other fees consist of fees for the delivery of a workshop to facilitate our identification of digital transformation opportunities.

Pre-Approval Policies and Procedures

During 2018, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee pre-approves all engagements of the Company’s accountants to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures. The Audit Committee did not approve any non-audit services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2018.

Report of the Audit Committee

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2018 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Garrett Motion Inc.:

Scott A. Tozier (Chair)

Carlos M. Cardoso

Courtney M. Enghauser

Susan L. Main

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Garrett Motion Inc. approve, on an advisory basis, the 2018 compensation of Garrett Motion Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Garrett Motion Inc.’s Proxy Statement for the 2019 Annual Meeting of Stockholders.”

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

PROPOSAL FOUR—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

Background

In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every ONE YEAR, TWO YEARS, THREE YEARS or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.

We recommend that our stockholders select a frequency of every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our Named Executive Officers. An annual advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Board Recommendation

Our Board unanimously recommends that stockholders vote “ONE YEAR” as the frequency of future say-on-pay votes.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, La Pièce 16, Rolle, Switzerland 1180. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 26, 2019. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Jerome Maironi.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2020 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than March 6, 2020 and not before February 5, 2020. However, if the 2020 annual meeting of stockholders is more than 30 days earlier, or more than 60 days later, than the first anniversary of the Annual Meeting, notice must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2020 annual meeting of stockholders.

Householding of Annual Meeting Materials

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of Garrett who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 11, 2019, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO JEROME MAIRONI, SECRETARY, GARRETT MOTION INC., LA PIÈCE 16, ROLLE, SWITZERLAND 1180. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors,

Olivier Rabiller

President and Chief Executive Officer

Rolle, Switzerland

April 24, 2019

Garrett
ADVANCING MOTION

GARRETT MOTION INC.
La Pièce 16, Rolle, Switzerland
Phone: +41 21 695 30 00 | www.garrettmotion.com

Follow us on social media to get the latest product and support information.

GARRETT MOTION INC. LA PIECE 16 ROLLE SWITZERLAND 1180

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2019 (5:59 A.M. Central European Summer Time on June 3, 2019). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2019 (5:59 A.M. Central European Summer Time on June 3, 2019). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E76684-P24114	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARRETT MOTION INC.
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of two Class I directors for a three-year term ending at the 2022 Annual Meeting of Stockholders
	Nominees:	For	Against	Abstain

	1a. Olivier Rabiller	☐	☐	☐

	1b. Maura J. Clark	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2. The ratification of the appointment of Deloitte SA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.						☐	☐	☐

3. The approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 Year	2 Years	3 Years	Abstain

4. The approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of the Company’s named executive officers.					☐	☐	☐	☐

NOTE: The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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GARRETT MOTION INC.
Annual Meeting of Stockholders
June 4, 2019 8:00 AM Central European Summer Time (2:00 AM Eastern Time)
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Alessandro Gili and Jerome Maironi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Garrett Motion Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Central European Summer Time (2:00 AM Eastern Time) on June 4, 2019, at The Four Seasons Hotel, Veleslavinova 1098/2a, 110 00 Praha 1 - Stare Mesto-Stare Mesto, Prague, Czech Republic, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are further authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

Continued and to be signed on reverse side